Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                    UNDER REGISTRATION STATEMENT
                                                                 NUMBER 33-93120

                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 5, 1996 PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 15, 1996)

                                     [LOGO]

                                2,500,000 SHARES

                       AMLI RESIDENTIAL PROPERTIES TRUST

                                 COMMON SHARES
                               ------------------

    Amli Residential Properties Trust (the "Company") is a self-administered and self-managed real estate investment trust (a "REIT") that was formed in February 1994 to engage in the business of owning, managing, leasing, acquiring and developing institutional quality apartment communities. The Company wholly-owns or has a co-investment interest in and operates a portfolio of 46 multifamily residential apartment communities, comprised of 16,229 apartment homes, 34 of which, totalling 12,775 apartment homes, were stabilized as of September 30, 1996 and 12 of which, totalling 3,454 apartment homes, were under development or in lease-up as of such date. The Company's communities and the communities owned through co-investment joint ventures are located in seven major metropolitan markets in the Southwest, Southeast and Midwest regions of the United States.

    All of the common shares of beneficial interest of the Company, $.01 par value per share (the "Common Shares"), offered hereby (the "Offering") are being offered by the Company. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "AML." The last reported sale price of the Common Shares on the NYSE on November 4, 1996 was $22.00. See "Price Range of Common Shares and Distribution History."

    To ensure that the Company maintains its qualification as a REIT for federal income tax purposes, it expects to continue to pay regular quarterly distributions to its shareholders. In addition, the Declaration of Trust of the Company restricts the ownership of more than 5% of the Common Shares by any person or affiliated group, with certain exceptions.
                           --------------------------
THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND   EXCHANGE    COMMISSION    OR   ANY    STATE    SECURITIES    COMMISSION,
  NOR   HAS   THE   SECURITIES   AND   EXCHANGE   COMMISSION   OR   ANY  STATE
    SECURITIES COMMISSION  PASSED UPON  THE ACCURACY  OR ADEQUACY  OF  THIS
     PROSPECTUS   SUPPLEMENT   OR   THE   ACCOMPANYING   PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            Price to            Underwriting          Proceeds to
                                             Public             Discount(1)            Company(2)
Per Share...........................           $                     $                     $
Total(3)............................           $                     $                     $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $275,000 payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 375,000 additional Common Shares solely to cover over-allotments. If all of such Common Shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Company would be
    $         , $      and $         , respectively. See "Underwriting."
                           --------------------------

    The Common Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares offered hereby will be made in New York, New York,
on or about November   , 1996.
                           --------------------------

LEHMAN BROTHERS
            DEAN WITTER REYNOLDS INC.
                        MERRILL LYNCH & CO.
                                                         EVEREN SECURITIES, INC.

The date of this Prospectus Supplement is November   , 1996.

[The inside front cover shows a partial map of the United States indicating the cities in which AMLI's headquarters, AMLI's regional offices and AMLI's communities are located.]

                                      # OF APARTMENT HOMES
REGION
------------------------------------  --------------------
Southeast...........................      4,694         29%
Southwest...........................      7,477         46%
Midwest.............................      4,058         25%
                                      ---------        ---
Total...............................     16,229        100%

includes communities under development

[The inside front cover shows a picture of AMLI at Pleasant Hill in Atlanta and of AMLI at Chevy Chase in Chicago.]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES (I) A PUBLIC OFFERING PRICE OF $22.00 PER COMMON SHARE AND (II) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO THE "COMPANY" OR "AMLI" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL BE DEEMED TO INCLUDE THE COMPANY, ITS PREDECESSORS, AND THOSE ENTITIES IN WHICH THE COMPANY HOLDS A MAJORITY OF THE ECONOMIC INTERESTS, INCLUDING AMLI RESIDENTIAL PROPERTIES, L.P. (THE "OPERATING PARTNERSHIP"), AMLI MANAGEMENT COMPANY (THE "MANAGEMENT COMPANY"), AMLI INSTITUTIONAL ADVISORS, INC. ("AIA") AND AMLI RESIDENTIAL CONSTRUCTION, INC. ("AMRESCON"). THE MANAGEMENT COMPANY, AIA AND AMRESCON ARE COLLECTIVELY REFERRED TO AS THE "SERVICE COMPANIES."

                                  THE COMPANY

    Amli Residential Properties Trust ("AMLI" or the "Company") is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in seven major metropolitan markets in the Southeast, Southwest and Midwest regions of the United States. Founded in 1980, AMLI became a publicly traded company through an initial public offering in February, 1994.

    As part of its core strategy, AMLI differentiates itself through an internal growth strategy focused on branding its product and services, an external growth strategy balanced between both development and acquisition, geographic diversification in three regions and seven core cities, and accessing capital from both the public markets and from co-investment relationships with institutional partners. Since its initial public offering, the Company has formed strategic alliances with five institutional investors in 13 separate institutional joint ventures representing a total anticipated investment of approximately $300 million.

    As of September 30, 1996, AMLI owned or had co-investment interests in 46 multifamily apartment communities (the "Communities") comprised of 16,229 apartment homes. Thirty-four of these communities, totalling 12,775 apartment homes, were stabilized as of September 30, 1996. An additional 12 communities were under development or in lease-up as of such date. When completed, these development communities will total 3,454 apartment homes. In addition, the Company owns land for future development of four additional communities totalling approximately 1,674 apartment homes.

                             COMPETITIVE ADVANTAGES

    The  Company  seeks  to  increase  cash  flow  by  intensively  managing the
Communities,  selectively  developing  and  acquiring  additional   high-quality
multifamily   communities  and  advising  and  co-investing  with  institutional partners. In pursuit of these strategies, the Company benefits from the following competitive advantages:

    DEVELOPMENT AND ACQUISITION EXPERTISE. AMLI has extensive experience in both the acquisition and development of upscale multifamily communities. AMLI focuses on institutional quality multifamily communities having high-quality construction, amenities, location and market position. The Company believes that over time these communities will realize returns exceeding national averages for multifamily properties due to higher expected annual growth in cash flows, reduced on-going maintenance costs and capital expenditures, and higher relative levels of residual values. The Company develops in markets where the Company believes there is an imbalance between the demand for and the supply of quality rental housing. The Company applies a long-term ownership perspective to the development process utilizing high-quality building materials and designs communities which satisfy the current needs of residents and anticipate their future needs. AMLI acquires assets at times when capitalization rates are attractive and enhanced performance from the target communities is possible through application of the Company's management expertise.

    INSTITUTIONAL CO-INVESTMENTS. AMLI actively acquires and develops multifamily communities in co-investment joint ventures with institutional investment partners such as insurance companies, endowments, foundations, and public and private pension funds. The Company believes that co-investment partnerships create an opportunity to leverage the Company's acquisition, development and management expertise and generate higher returns on its invested equity capital. Since its initial public offering, AMLI has formed 13 such co-investment joint ventures, several of which involve new development, representing a total anticipated project cost of approximately $300 million. The Company's invested capital in these 13 joint ventures is expected to total approximately $40.6 million. In connection with its co-investment business, the Company has established strategic alliances with Allstate Insurance Company, Erie Insurance Group, The New York Common Retirement Fund, Northwestern Mutual Life Insurance Company and The Rockefeller Foundation.

    AMLI-REGISTERED  TRADEMARK- BRAND.   All of the  Communities are operated by
the Company under the AMLI-Registered Trademark- brand name. AMLI believes promoting its brand name creates an awareness in the marketplace of quality rental living and extraordinary customer service for both current and prospective residents. To maximize the effectiveness of the AMLI-Registered Trademark- brand name, the Company has a wide range of programs and practices to maintain uniformly high quality service and consistent apartment quality at all of the Communities.

                              RECENT DEVELOPMENTS

DEVELOPMENT ACTIVITIES

    The Company is currently in the process of developing 12 apartment communities, containing a total of 3,454 apartment homes (the "Development Communities"). Seven of the Development Communities, containing a total of 1,628 apartment homes, are being developed on a wholly-owned basis (the "Company Development Communities") and five communities, containing a total of 1,826 apartment homes, are being developed on behalf of joint ventures between the Company and institutional partners (the "Co-Investment Development Communities"). The aggregate construction cost for the Development Communities is anticipated to be approximately $217.1 million, $99.1 million for the Company Development Communities and $118.0 million for the Co-Investment Development Communities. Additionally, the Company has acquired four parcels of land for future development encompassing an aggregate of 106 acres. The Company anticipates developing approximately 1,674 apartment homes on these parcels either for its own account or on behalf of one or more co-investment joint ventures.

ACQUISITION ACTIVITIES

    In 1996, the Company acquired two Communities located in metropolitan Chicago containing a total of 1,080 apartment homes for an aggregate purchase price of approximately $81.6 million. One Community was acquired in a co-investment joint venture with Allstate Insurance Company, the other in a co-investment joint venture with Erie Insurance Group. These acquisitions significantly expanded the Company's market presence in the Chicago metropolitan area.

CO-INVESTMENT ACTIVITIES

    In September 1996, the Company announced that it had entered into two joint ventures with a new institutional partner, The New York Common Retirement Fund, for the development of a multifamily community in each of metropolitan Chicago and Ft. Worth. The aggregate development budget for these two communities is approximately $48.2 million. The New York Common Retirement Fund is being advised in these joint ventures by Heitman Capital Management Corporation. The Company anticipates entering into one or more additional joint ventures with this institutional investor.

FINANCING ACTIVITIES

    During 1996, the Company completed two significant transactions which have improved the Company's capital structure:

    - The Company directly issued 1.2 million shares of convertible preferred shares of beneficial interest during the first quarter of 1996. Proceeds to the Company from this offering were approximately $24 million and were applied to pay down variable rate borrowings under the Company's primary lines of credit.

    - During the second quarter of 1996, the Company secured three long-term, fixed rate loans totalling approximately $86 million. These loans have a weighted average maturity of nine years and a weighted average interest rate of 7.56%. This financing was used in part to repay two shorter term mortgage loans. As a result of the repayment of these loans, four previously mortgaged Communities became unencumbered.

UICI INVESTMENT IN THE COMPANY

    On November 6, 1996, UICI, a NASDAQ National Market traded holding company with interests in insurance, financial services and technology and total assets of approximately $1.2 billion, acquired, through a stock for stock exchange, all of the outstanding capital stock of Amli Realty Co. ("ARC"), a predecessor of the Company and the Company's largest shareholder. Separately, on November 4, 1996, UICI, through one of its affiliates, acquired 500,000 Common Shares from an existing shareholder of the Company. As a result of these transactions, UICI, after completion of the Offering, will beneficially own approximately 14.5% of the Company. The Chairman of UICI and its largest shareholder, Ronald L. Jensen, has had an association with members of AMLI's senior management for over 20 years, was one of ARC's original founders, and served on its Board of Directors from 1980 through 1982.

                                THE COMMUNITIES

STABILIZED COMMUNITIES

    The Communities include 34 stabilized multifamily apartment communities containing 12,775 apartment homes operated under the AMLI-Registered Trademark-brand name. Twenty-four of the stabilized Communities, containing an aggregate of 9,600 apartment homes, are directly owned by the Company (the "Wholly-Owned Communities") and ten Communities, containing an aggregate of 3,175 apartment homes, are owned through co-investment joint ventures (the "Co-Investment Communities"). The stabilized Communities are located in the markets described in the table below:

                             STABILIZED COMMUNITIES

                                                                                                WHOLLY-OWNED       CO-INVESTMENT
                                                                           TOTAL                COMMUNITIES        COMMUNITIES
                                                                   ----------------------  ----------------------  -----------
                                                                       NO.                     NO.                     NO.
LOCATION                                                               --         UNITS        --         UNITS        --
-----------------------------------------------------------------               ---------               ---------
Dallas/Ft. Worth, Texas..........................................          11       4,088          11       4,088          --
Atlanta, Georgia.................................................           6       2,812           4       2,420           2
Chicago, Illinois................................................           5       1,694           1         253           4
Austin, Texas....................................................           4       1,523           3         935           1
Indianapolis, Indiana............................................           1         996           1         996          --
Eastern Kansas...................................................           4         908           4         908          --
Houston, Texas...................................................           3         754          --          --           3
                                                                           --                      --                      --
                                                                                ---------               ---------
    Total........................................................          34      12,775          24       9,600          10
                                                                           --                      --                      --
                                                                           --                      --                      --
                                                                                ---------               ---------
                                                                                ---------               ---------


LOCATION                                                             UNITS
-----------------------------------------------------------------  ---------
Dallas/Ft. Worth, Texas..........................................         --
Atlanta, Georgia.................................................        392
Chicago, Illinois................................................      1,441
Austin, Texas....................................................        588
Indianapolis, Indiana............................................         --
Eastern Kansas...................................................         --
Houston, Texas...................................................        754

                                                                   ---------
    Total........................................................      3,175

                                                                   ---------
                                                                   ---------

    As of September 30, 1996, the average age of the stabilized Communities was approximately 7.9 years, the average occupancy rate of the stabilized Communities was 94.1%, and the average monthly rental rate per apartment home was $679.

DEVELOPMENT COMMUNITIES

    The Development Communities consist of 12 multifamily apartment communities or new phases of existing Communities which upon completion will contain 3,454 apartment homes. See "Growth Strategies-Development Strategy" for a discussion of the Company's development activities. The Development Communities are under development in the markets described in the table below:

                            DEVELOPMENT COMMUNITIES

                                                                                                                           CO-
                                                                                                      COMPANY          INVESTMENT
                                                                                                    DEVELOPMENT        DEVELOPMENT
                                                                               TOTAL                COMMUNITIES        COMMUNITIES
                                                                       ----------------------  ----------------------  -----------
                                                                           NO.                     NO.                     NO.
LOCATION                                                                   --         UNITS        --         UNITS        --
---------------------------------------------------------------------               ---------               ---------
Atlanta, Georgia.....................................................           5       1,882           2         712           3
Dallas/Ft. Worth, Texas..............................................           4       1,112           3         728           1
Chicago, Illinois....................................................           1         272          --          --           1
Eastern Kansas.......................................................           2         188           2         188          --
                                                                               --                      --                      --
                                                                                    ---------               ---------
    Total............................................................          12       3,454           7       1,628           5
                                                                               --                      --                      --
                                                                               --                      --                      --
                                                                                    ---------               ---------
                                                                                    ---------               ---------


LOCATION                                                                 UNITS
---------------------------------------------------------------------  ---------
Atlanta, Georgia.....................................................      1,170
Dallas/Ft. Worth, Texas..............................................        384
Chicago, Illinois....................................................        272
Eastern Kansas.......................................................         --

                                                                       ---------
    Total............................................................      1,826

                                                                       ---------
                                                                       ---------

                                  THE OFFERING

Common Shares Offered(1)..........  2,500,000
Common Shares Outstanding After
  the Offering(2)(3)..............  18,298,892
Use of Proceeds...................  The  proceeds  of the  Offering  will be  used  to repay indebtedness and to provide funds for future development
                                    and acquisition activities.
New York Stock Exchange Symbol....  AML

---------
(1) Assumes the Underwriters' (as defined herein) over-allotment option to purchase up to 375,000 Common Shares is not exercised. See "Underwriting."

(2) Includes 2,901,154 Common Shares reserved for issuance, as of September 30, 1996, upon the exchange of outstanding ownership units in the Operating Partnership and 1,100,000 Common Shares issuable upon exchange of outstanding preferred shares of beneficial interest of the Company. See "The Company." Pursuant to the partnership agreement of the Operating Partnership, each ownership unit in the Operating Partnership (each, an "OP Unit") is exchangeable for one Common Share.

(3) Excludes 159,190 Common Shares issuable upon the exercise of employee and Trustee options ("Options") granted by the Company pursuant to the Amli Residential Properties Option Plan, 15,190 of which are currently exercisable and 144,000 of which become exercisable in February, 1997. Excludes 53,140 OP Units issued by the Operating Partnership subsequent to September 30, 1996 and Common Shares and OP Units which may be issued by the Company after September 30, 1996 under the Company's Executive Share Purchase Plan. The Company estimates that 40,000 to 70,000 Common Shares may be issued by the Company under this plan during November.

                                  THE COMPANY

    AMLI is a self-administered and self-managed real estate investment trust engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in seven major metropolitan markets in the Southeast, Southwest and Midwest regions of the United States. Founded in 1980, AMLI became a publicly traded company through an initial public offering in February, 1994.

    As part of its core strategy, AMLI differentiates itself through an internal growth strategy focused on branding its product and services, an external growth strategy balanced between both development and acquisition, geographic diversification in three regions and seven core cities, and accessing capital from both the public markets and from co-investment relationships with institutional partners. Since its initial public offering, the Company has formed strategic alliances with five institutional investors in 13 separate institutional joint ventures representing a total anticipated investment of approximately $300 million.

    As of September 30, 1996, AMLI owned or had co-investment interests in 46 multifamily apartment communities comprised of 16,229 apartment homes. Thirty-four of these Communities, totalling 12,775 apartment homes, were stabilized as of September 30, 1996. An additional 12 Communities were under development or in lease-up as of such date. When completed, these Development Communities will total 3,454 apartment homes. In addition, the Company owns land for future development of four additional communities totalling approximately 1,674 apartment homes.

    AMLI is the sole general partner of, and controls a majority of the limited partnership interests in, Amli Residential Properties, L.P., a Delaware limited partnership (the "Operating Partnership") through which it owns its interests in the Communities. As of September 30, 1996, the Company owned 81.6% of the outstanding partnership interests ("OP Units") in the Operating Partnership. OP Units are convertible into Common Shares on a one-for-one basis. The Company conducts all its business through the Operating Partnership and its subsidiaries and affiliates.

    The Company's headquarters offices are located at 125 S. Wacker Drive, Suite 3100, Chicago, Illinois 60606, and its telephone number is (312) 443-1477. In addition, AMLI has regional offices in both Dallas and Atlanta.

                               GROWTH STRATEGIES

    The Company seeks to increase cash flow by intensively managing the Communities, selectively developing and acquiring additional high-quality multifamily communities, and advising and co-investing with institutional partners. The Company believes that, over time, a portfolio consisting of high-quality properties, which the Company believes is typical of its portfolio, will realize returns exceeding national averages for multifamily properties due to expected higher annual growth in cash flows, reduced on-going maintenance costs and capital expenditures, and higher relative levels of residual market values.

GROWTH FROM PROPERTY OPERATIONS

    The Company seeks to increase cash flow at the Communities through rent increases while maintaining high occupancy rates and aggressive management of its operating expenses. As of September 30, 1996, the weighted average occupancy rate of the stabilized Communities was 94.1%, and the average monthly rental rate per apartment home was $679, or $0.80 per square foot. The Company owns multifamily communities with service, lifestyle and physical amenities that residents value and that support higher rental rates. Typical services that are provided at the Communities, which are customary for similar upscale multifamily properties, include pet care or plant watering for out-of-town tenants; on-site overnight delivery drop-off boxes; on-site pick-up of dry cleaning or other items; occasional social events for residents designed to provide a sense of community; frequent maintenance programs; and a policy of guaranteeing attention to any maintenance or repair request from a tenant within 48 hours.

    AMLI believes that a key element of its continued success is its ability to create brand loyalty in the mind of the resident customer. All communities owned and operated by the Company use the AMLI-Registered Trademark- brand name as part of the strategy to promote brand identity for quality living, as well as to create franchise value.

The Company believes that the AMLI-Registered Trademark- brand name creates an awareness in the marketplace such that customers of the Company equate the AMLI-Registered Trademark- brand with quality multifamily communities and exceptional customer service.

    The Company believes the expertise and experience of its on-site personnel are essential to the success of its brand strategy and cash flow growth from the Communities. A wide range of programs and practices are in place to ensure that the Company's on-site personnel provide uniformly high-quality service. These programs and practices include the following: (i) incentive-based compensation that rewards employees who achieve superior results; (ii) extensive training programs focusing on marketing, selling skills and negotiating techniques; (iii) requiring leasing agents to have a strong knowledge of the Communities and competing properties; (iv) periodic unit inspections designed to ensure that vacant apartments are rent-ready and attractive to show; (v) a newsletter that creates a sense of a team and gives special recognition to employees who have made outstanding contributions or who have experienced a significant personal event; (vi) manager training programs that focus on the financial analysis applicable to apartment communities; (vii) development training for all maintenance staff to further skills and knowledge of industry practices (viii) annual incentive group trips for managers, leasing personnel and maintenance employees; and (ix) written manuals describing various policies and procedures that are to be observed by employees. In addition, the Company has training facilities in Dallas and Atlanta that are used for training programs and seminars for management, leasing and maintenance employees.

    By establishing critical mass in each of its markets, the Company expects to achieve economies of scale in its operations, resulting in reduced operating and administrative expenses without reductions in service. In addition, the relatively low average age of the Communities contributes to reduced operating and maintenance expenses. At September 30, 1996, the average age of the stabilized Communities was 7.9 years. The Company also believes that attention to landscaping and physical appearance contributes to reducing resident turnover and enhances the rental rates and occupancy levels of the Communities.

    Additionally, AMLI has a dedicated team whose function is to evaluate new or enhanced products, features or services that might be incorporated in either the apartment homes or the Communities to produce complementary income from property operations and maximize customer/resident satisfaction within the Communities. Some of the products, features and services either in existence or being considered include the construction of carports and garages, private phone and cable systems, custom rental insurance, energy efficient lighting programs, water submetering, bulk purchases of utilities and card key systems for laundry facilities. During the third quarter ended September 30, 1996, on a same store basis, revenue from such programs and services grew 30% from the prior period in 1995.

DEVELOPMENT STRATEGY

    The Company actively pursues the development of new properties. The Company seeks to develop multifamily properties that meet an identified market demand, are well-located in markets the Company believes will experience above-average growth rates and produce first-year stabilized cash on cash returns of 125 to 200 basis points higher than capitalization rates available on acquisitions in these markets. The Company's management has significant experience in the development of multifamily properties and believes that this expertise will permit it to successfully capitalize on new development opportunities.

    The Company has identified certain sub-markets within its seven identified cities where strong multifamily property demand exceeds the level of new construction. The Company currently has development under way in Chicago, Atlanta, Dallas and Kansas City. In addition, the Company owns a land parcel in each of Chicago, Atlanta, Austin and Dallas, which in the aggregate are comprised of 106 acres, on which it expects to develop approximately 1,674 apartment homes.

    The following table summarizes the Company's development activities for the period from the date of its initial public offering in February, 1994 (the "Initial Offering") through September 30, 1996:

                          AMLI DEVELOPMENT ACTIVITIES

                                                     NO. OF COMMUNITIES
                                                        DEVELOPED OR           NO. OF APARTMENT         ESTIMATED
YEAR                                                UNDER DEVELOPMENT(1)             HOMES        DEVELOPMENT BUDGET(2)
----------------------------------------------  -----------------------------  -----------------  ----------------------
1994..........................................                    2                      734         $     37,600,000
1995..........................................                    5                    1,280               75,900,000
1996..........................................                    6                    1,672              114,600,000
                                                                 --
                                                                                       -----      ----------------------
    Total.....................................                   13                    3,686         $    228,100,000
                                                                 --
                                                                 --
                                                                                       -----      ----------------------
                                                                                       -----      ----------------------

---------
(1) Represents the number of Communities for which development was commenced during the applicable year. Of the Communities developed by the Company since the Initial Offering, eight Communities were developed by the Company for its own account and five for co-investment joint ventures. The Company's ownership interest in these co-investment joint ventures ranges from 25% to 40%.

(2) The Company's share of the total estimated development budget is expected to be $148.7 million.

    AMLI's development philosophy is to design communities and apartment homes that meet the needs of both current and prospective residents. The Company builds to hold and manage for long-term investment and, as such, utilizes high quality, long-lasting building products for exterior and interior construction. The Communities are extensively landscaped to enhance curb appeal and to create an attractive living environment for the residents. The apartment homes are designed and appointed with features in select units such as more closet space, larger kitchens with mirrored backsplashes and upgraded appliance packages, nine foot ceilings, crown molding, built-in work spaces, additional wiring to accommodate private phone and cable systems, garden-style tubs and double vanities.

ACQUISITION STRATEGY

    The Company actively pursues the acquisition of new properties. The Company seeks to acquire, directly or through co-investments, multifamily communities that are available at attractive prices, capable of enhanced performance through application of the Company's management expertise and that are in the Company's target markets. The Company follows a strategy of acquiring (directly or through co-investments) institutional quality apartment communities, which typically have high-quality construction, amenities, location and market position, and are therefore attractive investments for institutional investors, such as insurance companies, endowments, foundations and pension funds.

    The following table summarizes the Company's acquisition activities for the period from the date of the Initial Offering through September 30, 1996:

                          AMLI ACQUISITION ACTIVITIES

                                                          NO. OF COMMUNITIES     NO. OF APARTMENT    TOTAL ACQUISITION
YEAR                                                          ACQUIRED(1)              HOMES             COSTS(2)
------------------------------------------------------  -----------------------  -----------------  -------------------
1994..................................................                 8                 2,184        $    99,428,000
1995..................................................                 3                   794        $    51,763,000
1996..................................................                 2                 1,080        $    82,152,000
                                                                      --
                                                                                         -----      -------------------
    Total.............................................                13                 4,058        $   233,343,000
                                                                      --
                                                                      --
                                                                                         -----      -------------------
                                                                                         -----      -------------------

---------
(1) Of these acquisitions, five Communities were acquired by the Company directly and eight through co-investment joint ventures. The Company's ownership interest in these co-investment joint ventures ranges from 15% to 40%.

(2) The Company's share of the total acquisition costs was $104.5 million.

    The Company currently focuses on acquiring properties in selected markets in the Southwest, Southeast and Midwest regions of the United States. The Company's acquisition teams consist of experienced finance, development and asset management professionals working together to identify opportunities, evaluate property information, negotiate and successfully execute favorable transactions for the Company. The Company's acquisition process is driven by thorough market research. Successful acquisitions are based upon a knowledge and careful analysis of employment, population and income trends, quality of infrastructure, retail and commercial services, transportation and utility systems, schools and property tax policies. The Company's acquisition teams review and monitor economic data and economic development information and maintain close contact with real estate owners, developers, brokers, lenders, insurance companies, government agencies and other institutions to identify potential properties for acquisition by the Company.

INSTITUTIONAL CO-INVESTMENTS

    AMLI actively acquires and develops multifamily communities in co-investment joint ventures with institutional investment partners such as insurance companies, endowments, foundations, and public and private pension funds. The Company believes that these co-investment partnerships create an opportunity to leverage the Company's acquisition, development and management experience and generate higher returns on its invested capital.

    AMLI differentiates itself from other multifamily REITs through its co-investment business and its established relationships with a number of institutional partners. By co-investing, AMLI is able to (i) generate higher returns on its equity investment (as compared to wholly-owned communities) through the receipt of supplemental acquisition, development, construction and other fee income; (ii) build market share and thereby benefit from economies of scale; (iii) expand the AMLI-Registered Trademark- brand identity; and (iv) diversify its sources of capital for its acquisition and development activities. In addition to the incremental fee income, AMLI receives its pro rata share of the real estate income generated by the on-going operation of each community owned through a co-investment joint venture. All of the Co-Investment
Communities are managed by the Company and operated under the AMLI-Registered Trademark- brand name.

    While each co-investment is structured individually, in a typical venture the Company (i) acts as the general partner or managing member of the venture;
(ii) handles the administration of the venture; (iii) manages the day-to-day operations of the community held by the venture; (iv) in the case of a venture with a property under development, oversees construction and development; and
(v) recommends the sale or refinancing of the property. All of AMLI's co-investments are made on a pari passu basis with its co-investment partners and any disputes over sale or refinancing decisions are generally resolved through the exercise of a buy-sell provision. As of September 30, 1996, the Company had established co-investment relationships with Allstate Insurance Company, Erie Insurance Group, The New York Common Retirement Fund, Northwestern Mutual Life Insurance Company and The Rockefeller Foundation.

    Since the Initial Offering, the Company has entered into 13 co-investment relationships for the acquisition or development of multifamily apartment communities. The table below summarizes the co-investment activities of the Company since the Initial Offering:

                         AMLI CO-INVESTMENT ACTIVITIES

                                    NO. OF               NO. OF               NO. OF               NO. OF
                                  COMMUNITIES        APARTMENT HOMES        COMMUNITIES        APARTMENT HOMES
YEAR                               ACQUIRED             ACQUIRED           DEVELOPED(1)         DEVELOPED(2)
----------------------------  -------------------  -------------------  -------------------  -------------------
1994........................               3                1,026                    1                  502
1995........................               3                  794                    1                  446
1996........................               2                1,080                    3                  878
                                           -                                         -
                                                            -----                                     -----
    Total...................               8                2,900                    5                1,826
                                           -                                         -
                                           -                                         -
                                                            -----                                     -----
                                                            -----                                     -----

                                     TOTAL
                                    NO. OF
YEAR                            APARTMENT HOMES
----------------------------  -------------------
1994........................           1,528
1995........................           1,240
1996........................           1,958

                                       -----
    Total...................           4,726

                                       -----
                                       -----

---------
(1) Represents the number of Communities for which development was commenced during the applicable year.

(2) Represents the number of apartment homes planned for the Community for which development was commenced in the applicable year.

    The table below sets forth the total expected capital outlays for all 13 of these development and acquisition ventures, the Company's expected share of such capital requirements and the one-time and recurring annual fee income that the Company and the Service Companies have received from these 13 joint venture relationships through September 30, 1996:

              CO-INVESTMENT ACTIVITIES SINCE THE INITIAL OFFERING

                                                             1994           1995            1996         TOTAL (4)
                                                         -------------  -------------  --------------  --------------
Total Expected Project Cost(1).........................  $  71,191,204  $  79,681,765  $  147,818,975  $  298,691,944
AMLI Expected Equity Investment........................  $   7,640,881  $   7,548,315  $   25,415,391  $   40,604,587
Actual Fee Income to AMLI and the Service Companies
  Initial or One-Time Fees(2)..........................  $     286,654  $     607,211  $    1,139,587  $    2,033,452
  Annual Fee Income(3).................................  $     221,250  $     769,204  $      989,203  $    1,979,657

---------
(1) Includes $157.9 million which has been or will be debt financed. Total expected costs are included in the year in which a development project begins or an acquisition closes.

(2) The one-time fee income is shown net of intercompany eliminations to the extent of the Company's percentage interest in its co-investment joint ventures. One time fees include general contractor fees, development and redevelopment fees and property acquisition fees. The amounts shown represent the portion of the fees earned in the applicable year. The initial and one-time fee income for 1996 represents amounts earned by the Company for the period from January 1, 1996 through September 30, 1996. Subsequent to September 30, 1996, additional one time fees of approximately $2,774,543 are anticipated to be earned by the Company and the Service Companies in connection with the completion of four Communities under development on behalf of existing co-investment joint ventures.

(3) Annual fee income includes property management fees, asset management fees and partnership administration fees. The amounts shown represent the portion of the fees earned in the applicable year. The annual fee income for 1996 represents amounts earned by the Company for the period from January 1, 1996 through September 30, 1996. Annual fee income will increase as additional co-investment communities under development are completed.

    The Company has received indications of interest and is pursuing other commitments for the acquisition or development of additional co-investment communities. In addition, the Company is continually working to expand the base of its institutional joint venture partners.

                              RECENT DEVELOPMENTS

    Since the Initial Offering, the Company has expanded its portfolio of Communities through the acquisition, development and selective expansion of its apartment communities.

DEVELOPMENT

    At the time of the Initial Offering, the Company and its predecessors had not begun the development of a new multifamily community for five years. Since that time, the development pipeline has grown extensively. Approximately, 50% of the 3,686 apartment homes developed or under development by the Company have been built with a co-investment partner and the other 50% have been developed or are under development solely for the Company.

    The tables set forth below summarize the following information related to the Company Development Communities and the Co-Investment Development
Communities: (i) the name and location of the community; (ii) the number of apartment homes to be constructed at each community; (iii) the projected completion date of each community and the percentage completion of the community as of September 30, 1996;

(iv) the anticipated development cost of each community and the amount thereof expended as of September 30, 1996; and (v) with respect to each Co-Investment Community, the Company's percentage ownership interest therein and the name of the joint venture partner with respect to each Co-Investment Development Community. The Company Development Communities exclude AMLI at Sope Creek Crossing Phase IV, a 232 apartment home community, which is now completed.

                        COMPANY DEVELOPMENT COMMUNITIES

                                                                                                                  AMOUNT
COMPANY                                                                             PROJECTED   ANTICIPATED      EXPENDED
DEVELOPMENT                                             NO. OF       COMPLETION    COMPLETION   DEVELOPMENT      THROUGH
COMMUNITY                             LOCATION           UNITS       PERCENTAGE       DATE          COST         9/30/96
------------------------------  --------------------  -----------  --------------  -----------  ------------  --------------
AMLI at Gleneagles
  Phase II....................  Dallas, Texas                264           86%      Dec. 1996    $13,800,000   $ 11,932,000
AMLI at Regents Center          Overland Park,
  Phase III...................  Kansas                       124           70%      Dec. 1996     7,700,000       5,419,000
AMLI at Crown Colony
  Phase II....................  Topeka, Kansas                64           30%      Feb. 1997     3,600,000       1,094,000
AMLI at Autumn Chase
  Phase III...................  Carrollton, Texas            240           13%      Nov. 1997    14,100,000       1,787,000
AMLI at Northwinds
  Phase I.....................  Atlanta, Georgia             400           17%      Feb. 1998    26,800,000       4,423,000
AMLI at Peachtree City........  Atlanta, Georgia             312           20%      Nov. 1997    21,900,000       4,379,000
AMLI at Autumn Chase                                                               Completed;
  Phase II....................  Carrollton, Texas            224          100%     In Lease-up   11,200,000      11,200,000
                                                           -----                                ------------  --------------

    TOTAL.....................                             1,628                                 $99,100,000   $ 40,234,000
                                                           -----                                ------------  --------------
                                                           -----                                ------------  --------------

                     CO-INVESTMENT DEVELOPMENT COMMUNITIES

                                                                                                                       AMOUNT
CO-INVESTMENT             COMPANY                            NO.                         PROJECTED   ANTICIPATED      EXPENDED
DEVELOPMENT             PERCENTAGE                           OF          COMPLETION     COMPLETION   DEVELOPMENT      THROUGH
COMMUNITY                OWNERSHIP         LOCATION         UNITS        PERCENTAGE        DATE          COST         9/30/96
--------------------  ---------------  ----------------     -----     ----------------  -----------  ------------  --------------
AMLI at Pleasant                                                                        Completed;
  Hill..............           40%     Atlanta, Georgia         502             97%     In Lease-up  $26,600,000    $ 25,676,000
AMLI at Barrett
  Lakes.............           35%     Atlanta, Georgia         446             39%      Nov. 1997    27,800,000      10,848,000
AMLI at River Park..           40%     Atlanta, Georgia         222             49%      June 1997    15,400,000       7,497,000
AMLI at Aurora
  Crossing..........           25%     Aurora, Illinois         272             32%      July 1997    24,500,000       7,885,000
AMLI at Fossil
  Creek.............           25%     Ft. Worth, Texas         384             11%      Feb. 1998    23,700,000       2,654,000
                                                              -----                                  ------------  --------------

    TOTAL...........                                          1,826                                  1$18,000,000   $ 54,560,000
                                                              -----                                  ------------  --------------
                                                              -----                                  ------------  --------------

CO-INVESTMENT
DEVELOPMENT           CO-INVESTMENT
COMMUNITY                PARTNER
--------------------  -------------
AMLI at Pleasant
  Hill..............       NML
AMLI at Barrett
  Lakes.............       NML
AMLI at River Park..      Erie
AMLI at Aurora
  Crossing..........      NYCRF
AMLI at Fossil
  Creek.............      NYCRF
    TOTAL...........

    The Company believes that the operating prospects for the Communities under development remain favorable based on current economic and other conditions existing in the areas in which the Company's development activities are focused. As with any development project, there are uncertainties and risks associated with development. While the Company has prepared development budgets and has estimated completion and stabilization target dates for each of the Development Communities based on what it believes are reasonable assumptions, there can be no assurance that actual costs will not exceed current budgets or that the Company will not experience construction delays due to the unavailability of building materials, weather conditions or other events beyond the Company's control. Similarly, adverse market conditions at the time that the Development Communities become available for leasing could affect the
rental  rates  that  may  be  charged  and  the  period  necessary  to   achieve
stabilization at the Development Communities, which could have a material adverse effect on the financial condition of the affected Development Communities.

CO-INVESTMENT VENTURES

    In September 1996, AMLI closed on two separate joint ventures with The New York Common Retirement Fund ("NYCRF") for the development of two multi-family residential communities. Through these ventures, the Company will develop a 272 apartment home community in metropolitan Chicago, Illinois and a 384 apartment home community in Ft. Worth, Texas. Construction of each of these Development Communities had been commenced earlier in the year by AMLI. Construction of AMLI at Aurora Crossing, the Development Community located in metropolitan Chicago, is projected to be completed in July of 1997, with stabilization expected in the fourth quarter of 1997. The development budget for this Development Community is approximately $24.5 million. Construction of AMLI at Fossil Creek, the Development Community located in Ft. Worth, is expected to be completed during the first quarter of 1998, with stabilization expected in early 1999. The development budget for this Development Community is approximately $23.7 million. The Company owns a 25% interest in the joint ventures that own these Development Communities and The New York Common Retirement Fund owns a 75% interest.

ACQUISITIONS

    In March 1996, the Company, through a co-investment joint venture with Erie Insurance Group, acquired AMLI at Chevy Chase (formerly known as The Lincoln Club Apartments), a 592 unit luxury apartment community located in Buffalo Grove, Illinois, for a purchase price of approximately $45 million. Approximately $30 million of the purchase price was financed through 6.67% per annum, seven year mortgage debt. The AMLI at Chevy Chase Community was constructed in 1988 and contains 480,688 square feet in 19 two-story and 17 three-story buildings. This Community is set on 43.2 acres of land and has a clubhouse, two heated swimming pools, four tennis courts and a state-of-the-art fitness center. The Company owns a 33% interest and Erie Insurance Group owns a 67% interest in the joint venture that owns this Community.

    In April 1996, AMLI further expanded its presence in metropolitan Chicago through the acquisition of AMLI at Willowbrook (formerly Stewart's Glen Apartments) through a joint venture with Allstate Insurance Company for approximately $36 million. Approximately $24.5 million of the purchase price was financed through 7.79% per annum, seven year mortgage debt. AMLI at Willowbrook is a 488 unit luxury garden apartment community located in Willowbrook, Illinois. This Community was constructed in three phases, with Phase I having been completed in 1985 and Phases II and III in 1987. AMLI at Willowbrook contains 418,384 square feet in 59 two-story buildings. This Community is set on
36.5 acres of land and has two clubhouses, two state-of-the-art fitness centers, an aerobics room, two swimming pools, a tennis court, a volleyball court and laundry facilities in each building. The Company owns a 40% interest in the joint venture which owns this Community and Allstate Insurance Company owns a 60% interest.

FINANCING ACTIVITIES

    During 1996, the Company continued to improve its balance sheet, capital structure and financing flexibility. Beginning in the first quarter, AMLI directly issued to four institutions and ARC 1,200,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest for $20 per share or $24 million. The proceeds of the offering, less $82,500 of transaction costs, were used to reduce the Company's debt and to fund development and working capital requirements. The preferred shares are entitled to a preference upon liquidation of the Company and cumulative quarterly dividends equal to the greater of $0.43 per share or the current quarterly per share dividend on Common Shares. In March of 1996, ARC converted the 100,000 preferred shares acquired by it for Common Shares.

    During the second quarter three long-term fixed-rate loans were closed and two medium-term loans were simultaneously repaid. The Company closed two seven year fixed rate loans with Connecticut General Life Insurance Company ("CIGNA") in the aggregate principal amount of $42 million that carry an average interest rate of 7.31% per annum. In April, AMLI obtained a ten year loan with the Federal National Mortgage Association ("Fannie Mae") in an aggregate principal amount of approximately $44 million. This loan carries a fixed-rate of interest of 7.79% per annum. In connection with these fixed rate financings, two medium term loans with an aggregate outstanding balance of approximately $65 million were prepaid. As a result of these transactions, the weighted average maturity of the Company's outstanding indebtedness was increased to approximately 5.3 years, the weighted average interest rate was reduced to 6.93% and four previously mortgaged wholly-owned Communities became unencumbered.

    During June 1996, AMLI renegotiated one of its primary lines of credit with Wachovia Bank (the "Wachovia Line"). The line is used for general working capital needs and to fund construction of development properties. The line was increased in size from $50 million to $60 million and the interest rate on the facility was reduced to LIBOR plus 1.65% for borrowings secured by communities under development and to LIBOR plus 1.35% for borrowings secured by stabilized communities. As of September 30, 1996, a total of $32.5 million was outstanding under this facility.

UICI INVESTMENT

    On November 6, 1996, UICI, a NASDAQ National Market traded holding company with interests in insurance, financial services and technology and total assets of approximately $1.2 billion, acquired, through a stock for stock exchange, all of the outstanding capital stock of ARC, a predecessor of the Company and the Company's largest shareholder. Separately, on November 4, 1996, UICI, through one of its affiliates, acquired 500,000 Common Shares from an existing shareholder of the Company. As a result of these transactions, UICI, after completion of the Offering, will beneficially own approximately 14.5% of the Company. The Chairman of UICI and its largest shareholder, Ronald L. Jensen, has had an association with members of AMLI's senior management for over 20 years, was one of ARC's original founders, and served on its Board of Directors from 1980 through 1982.

    ARC has informed the Company that it agreed to effect the exchange with UICI in order to provide liquidity to its shareholders, approximately 60% of which are not Trustees, officers or employees of the Company, and to once again involve Mr. Jensen in the ownership and strategic direction of ARC.

    At a meeting of the Board of Trustees of the Company held on October 28, 1996, the Company exempted UICI and its affiliates from the ownership limitations in the Company's Declaration of Trust. As a result of this action, UICI and Gregory T. Mutz, the Chairman of the Company's Board of Trustees, may collectively own up to 34.9% of the outstanding shares of beneficial interest of the Company and UICI and Mr. Mutz may individually own 29.9% and 24.9%, respectively, of the outstanding shares of beneficial interest of the Company, subject to the group restrictions. Further, UICI, as an affiliate of ARC, will be exempt from the "business combinations" and "control share acquisition" restrictions of the Maryland General Corporation Law. See "Shares of Beneficial Interest and Shareholder Liability" in the accompanying Prospectus.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of Common Shares in the Offering, after paying underwriting discounts and transactional expenses, are expected to be approximately $51.8 million (approximately, $59.6 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds of the Offering to repay approximately $40.0 million outstanding under its primary lines of credit with Wachovia Bank and First Chicago (the "First Chicago Line"). The Wachovia Line and the First Chicago Line had outstanding balances of approximately $32.5 million and $14.0 million, respectively, as of October 31, 1996 and carried interest at floating rates of LIBOR plus 1.35% and LIBOR plus 1.65%, respectively. Borrowings under the Wachovia Line mature in May, 1998, and borrowings under the First Chicago Line mature in February, 1998. An additional $4.7 million of the net proceeds will be used to prepay the 9.38% fixed rate first mortgage loan secured by AMLI at Alvamar which matures on March 1, 1997. The balance of the net proceeds of approximately $7.1 million will be used to fund the future acquisition and development activity of the Company.

    Pending application of the net proceeds as set forth above, such net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the

Government National Mortgage Association, government and government agency securities, certificates of deposit, commercial paper, money market funds that invest in government securities and interest-bearing bank deposits.

             PRICE RANGE OF COMMON SHARES AND DISTRIBUTION HISTORY

    The Common Shares have been traded on the NYSE under the symbol "AML" since the Initial Offering. The following table sets forth the quarterly high and low sales prices per Common Share reported on the NYSE.

                                                                                                      DISTRIBUTIONS
                                                                                 HIGH        LOW       DECLARED(2)
                                                                               ---------  ---------  ---------------
1995
  First Quarter..............................................................  $   19.75  $   17.00     $     .43
  Second Quarter.............................................................  $   20.50  $   17.63     $     .43
  Third Quarter..............................................................  $   20.13  $   18.25     $     .43
  Fourth Quarter.............................................................  $   20.38  $   18.38     $     .43
1996
  First Quarter..............................................................  $   21.25  $   19.63     $     .43
  Second Quarter.............................................................  $   20.88  $   18.88     $     .43
  Third Quarter..............................................................  $   20.88  $   19.88     $     .43
  Fourth Quarter(1)..........................................................  $   22.00  $   20.38

---------
(1) October 1, 1996 through November 4, 1996.

(2) Distributions are declared and paid in the quarter immediately following the quarter for which they are paid.

    On November 4, 1996, the last reported sale price of the Common Shares on the NYSE was $22.00 per share. On November 4, 1996, the Company had 180 shareholders of record.

    The Company intends to continue to pay regular quarterly distributions to holders of Common Shares. The quarterly distribution rate of $.43, if annualized, would equal an annual distribution rate of $1.72 per Common Share. The distribution for the quarter ended September 30, 1996 represented approximately 83% of the Company's funds from operations for that quarter. See Selected Financial Information for a discussion of the Company's funds from operations. On October 28, 1996, the Board of Trustees declared its regular quarterly distribution of $.43 per Common Share payable to shareholders of record as of November 8, 1996. Although the Company intends to maintain this current distribution rate, future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual Funds from Operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant.

    The Company has implemented a dividend reinvestment program (the "DRIP") under which the holders of Common Shares may elect automatically to reinvest their dividends in additional Common Shares (and/or to make optional cash purchases of Common Shares free of brokerage commissions and charges). Shares purchased directly from the Company with reinvested dividends pursuant to the DRIP will be purchased at fair market value.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996, and of the Company on a pro forma basis assuming, as of such date, the completion of the Offering and the application of the net proceeds as described under the caption "Use of Proceeds." The information set forth in the following table should be read in conjunction with the financial statements and notes thereto incorporated herein and in the accompanying Prospectus by reference and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                                              SEPTEMBER 30, 1996
                                                                                            -----------------------
                                                                                                          COMPANY
                                                                                             COMPANY     PRO FORMA
                                                                                            ----------  -----------
                                                                                                (IN THOUSANDS)
Debt(1)...................................................................................  $  233,567   $ 201,766
Minority Interest.........................................................................      41,409      43,476
Shareholders' Equity:
  Common Shares of Beneficial Interest, $0.01 par value per share, 148,500,000 authorized,
    11,797,738 Common Shares issued and outstanding (14,297,738 Common Shares pro
    forma)(2)(3)..........................................................................         118         143
  Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share, 1,500,000 authorized, 1,100,000 Preferred Shares issued and outstanding
    (1,100,000 Preferred Shares pro forma)(2).............................................          11          11
  Additional paid-in capital..............................................................     242,487     292,213
  Distributions in excess of net income...................................................     (58,328)    (58,328)
                                                                                            ----------  -----------
      Total capitalization................................................................  $  459,264   $ 479,281
                                                                                            ----------  -----------
                                                                                            ----------  -----------

---------
(1) The Company Pro Forma debt is shown net of the portion of the net proceeds of the Offering used to pay down the specific debt existing as of September 30, 1996. Additional indebtedness incurred after September 30, 1996 to fund the Company's development activity is anticipated to be repaid following the closing of the Offering from the net proceeds of the Offering.

(2) Does not include 2,901,154 Common Shares reserved for issuance upon exchange of issued OP Units or 159,190 Common Shares reserved for issuance on the exercise of Options which have been granted by the Company, 15,190 of which are currently exercisable and 144,000 of which become exercisable in February, 1996. Any number of authorized and unissued Common Shares may be classified by the Trustees as preferred shares with such preferences, conversions or other rights as the Trustees may decide. Under the Company's Declaration of Trust, 150,000,000 Common Shares are authorized, and pursuant to Articles Supplementary filed January 30, 1996, 1,500,000 such Common Shares were designated as Series A Cumulative Convertible Preferred Shares of Beneficial Interest. In March 1996, 100,000 of the 1,200,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest issued by the Company were converted into Common Shares.

(3) Assumes the Underwriters' over-allotment option to purchase up to 375,000 Common Shares is not exercised. See "Underwriting."

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial information on a pro forma basis for the Company and on a historical basis for the Company and its predecessor, Amli Residential Properties Group ("ARPG"). For periods after the closing of the Initial Offering on February 15, 1994, the accompanying selected financial data is presented on a consolidated basis and includes the accounts of the Company and the Operating Partnership. For the periods prior to the Initial Offering, the accompanying selected financial data reflects the combined accounts of ARPG.

    ARPG consisted of various limited partnerships sponsored by ARC which previously owned 20 residential properties, general partner interests in three additional limited partnerships sponsored by ARC, and certain property management, landscaping, investment advisory and asset management subsidiaries and divisions of ARC which were contributed to the Company. The accounts are presented on a combined basis because of the common ownership interest and management. The historical operating data for AMLI, for the years ended December 31, 1995 and 1994 and for ARPG, for the years ended December 31, 1993, 1992 and 1991 have been derived from the historical financial statements audited by KPMG Peat Marwick LLP, independent auditors. The operating data for the nine months ended September 30, 1996 and 1995 has been derived from the unaudited combined financial statements of the Company. In the opinion of management, the operating data for the nine months ended September 30, 1996 and 1995 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of the operations for the nine months ended September 30, 1996 are not necessarily indicative of the Company's future results of operations for the full year ending December 31, 1996.

    The pro forma operating data is presented as if: (i) the Common Shares were sold in the Offering at the offering price of $22.00 per share; and (ii) the net proceeds of the Offering were applied as described in "Use of Proceeds" as of the beginning of the periods presented for the operating data and as of September 30, 1996 for the balance sheet data.

    The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements incorporated by reference in the accompanying Prospectus. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

                         SELECTED FINANCIAL INFORMATION
                     AMLI RESIDENTIAL PROPERTIES TRUST AND
                       AMLI RESIDENTIAL PROPERTIES GROUP

            (IN THOUSANDS EXCEPT PER SHARE AND PROPERTY INFORMATION)

                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30                            YEAR ENDED DECEMBER 31
                                         ----------------------------------  -----------------------------------------------------
                                                         1996       1995       1995       1994       1993       1992       1991
                                             1996      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ------------
                                          PRO FORMA
OPERATING DATA:
REVENUES:
  Property:
    Rental.............................   $   53,420   $  53,420  $  52,057  $  69,341  $  61,123  $  45,438  $  36,489  $  32,744
    Other..............................        2,427       2,427      2,094      2,797      2,338      1,709      1,317      1,063
  Income from Service Companies(1).....         (160)       (160)        40          3        100        884      1,068        782
  Interest from Service Companies......          342         342        342        455        398
  Other interest.......................        1,143         392        308        407        491        313        260        325
  Other................................        1,596       1,596        572        874        765        190        146        400
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.....................       58,768      58,017     55,413     73,877     65,215     48,534     39,280     35,314
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
EXPENSES:
  Property operating and maintenance
    expenses...........................       22,729      22,729     21,265     28,451     24,834     19,908     15,688     15,080
  Property management fees.............        1,396       1,396      1,353      1,803      1,411
  Landscape services...................                                                        11        107        194        129
  Interest.............................        7,184       8,981      9,844     12,926     11,557     15,842     15,181     15,312
  Amortization of deferred expenses....        1,104       1,104      1,342      1,792      2,659        729        531        543
  Depreciation and amortization........        8,345       8,354      8,218     10,785     10,627      9,687      7,852      7,477
  General and administrative...........        1,703       1,703      1,446      1,932      1,616      3,257      2,631      2,797
  Expenses associated with the AMLI
    brand name.........................                                 680        680
  Writedown of vacant land.............                                                                              67        600
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses...................       42,461      44,267     44,148     58,369     52,715     49,530     42,144     41,938
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes
    minority interest and non-recurring
    gains..............................       16,307      13,750     11,265     15,508     12,500       (996)    (2,864)    (6,624)
  Gain on sale of residential
   property............................                               1,514      1,498
  Gain resulting from interest cap
   contracts...........................          584         584                              960
  Provision for income taxes...........                                                       (62)      (699)      (440)      (217)
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary
   items...............................       16,891      14,334     12,779     17,006     13,398     (1,695)    (3,304)    (6,841)
  Minority interest....................        2,646       2,605      2,481      3,287      2,681
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary
    items(2)...........................   $   14,245   $  11,729  $  10,298  $  13,719  $  10,717  $  (1,695) $  (3,304) $  (6,841)
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share
    before extraordinary items(3)......   $     0.91   $    0.88  $    0.88  $    1.18  $    0.92
                                         ------------  ---------  ---------  ---------  ---------
                                         ------------  ---------  ---------  ---------  ---------

                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30                            YEAR ENDED DECEMBER 31
                                         ----------------------------------  -----------------------------------------------------
                                             1996        1996       1995       1995       1994       1993       1992       1991
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          PRO FORMA
OTHER DATA:
  Funds from operations(4).............   $   25,612   $  23,055  $  20,439  $  27,404  $  25,002  $   8,021  $   4,744  $   1,453
  EBITDA(5)............................   $   33,891   $  33,140  $  31,625  $  42,122  $  37,670  $  25,262  $  20,700  $  16,708
  Net cash from (for) operating
   activities..........................                $  23,599  $  21,880  $  29,152  $  27,510  $  10,594  $   5,195  $   2,507
  Net cash from (for) investing
   activities..........................                $ (42,197) $   2,867  $  (3,369) $(143,999) $ (71,796) $ (29,838) $ (22,048)
  Net cash from (for) financing
   activities..........................                $  19,962  $ (25,867) $ (26,964) $ 110,326  $  64,951  $  26,902  $  18,530
  Wholly-Owned Communities (at end of
   period).............................           24          24         24         24         25         19         17         14
  Apartment homes--Wholly-Owned
   Communities (at end of period)......        9,600       9,600      9,368      9,600      9,789      8,207      6,793      5,673
  Physical occupancy--Wholly-Owned
   Communities (weighted average)......        93.4%       93.4%      96.7%      96.0%      94.9%      94.2%      95.6%      94.3%
  Co-Investment Communities (at end of
   period).............................           10          10          7          8          5
  Apartment homes--Co-Investment
   Communities (at end of period)......        3,175       3,175      1,853      2,095      1,301
  Physical Occupancy--Co-Investment
   Communities (weighted average)......        94.5%       94.5%      94.1%      90.9%      90.7%
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                           SEPTEMBER 30                           DECEMBER 31
                                        SEPTEMBER 30   --------------------  -----------------------------------------------------
                                            1996         1996       1995       1995       1994       1993       1992       1991
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  -------
                                         (PRO FORMA)                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Residential real estate, before
    accumulated depreciation...........   $  475,515   $ 475,515  $ 439,031  $ 442,865  $ 451,762  $ 338,895  $ 263,877  $ 227,372
  Total assets.........................      494,165     474,148    430,712    433,227    442,619    311,236    242,680    211,444
  Total debt (6).......................      201,766     233,567    210,040    215,255    217,687    263,021    202,360    180,673
  Minority interest....................       43,476      41,409     39,522     39,077     42,743
  Stockholders' equity.................      234,039     184,288    167,696    166,163    170,161     39,157     33,340     24,566
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------
(1) Amounts from 1991 through 1993 include revenues from property management and landscape services provided by the Management Company. Since the Initial Offering, the amounts reflect the Company's proportionate share of the net income of the Management Company, AIA and Amrescon after elimination of intercompany profit on construction activities.

(2) Represents the Company's income (loss) after minority interest of the holders of OP Units.

(3) Assumes average Common Shares outstanding of 14,280,934 (pro forma), 11,780,934, 11,620,375, 11,634,776, 11,488,651, respectively. 1996 earnings per share is exclusive of $1,273,000 dividends paid to holders of preferred shares. 1994 earnings per share is for the period from February 15, 1994 to December 31, 1994.

(4) Industry  analysts  generally  consider  funds  from  operations  to  be  an appropriate measure of the performance of an equity REIT. Funds from operations is defined as income (loss) before minority interest of the holders of OP Units and extraordinary items (computed in accordance with generally accepted accounting principles) plus certain non-cash items, primarily depreciation. Adjustments for all periods consist only of depreciation and certain non-recurring gains and losses, including a gain on sale of residential property in 1995, gains resulting from interest rate cap contracts in 1994 and 1996, expenses associated with the AMLI-Registered Trademark-brand name in 1995, and write down of vacant land and imputed interest on debt in 1991 and 1992. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. Funds from operations should not be considered as an alternative to net income or any other GAAP measurement as an indication of the Company's performance or to cash flow as a measure of liquidity.

(5) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. The Company has included EBITDA herein because the Company believes that it is one measure used by certain investors to determine operating cash flow.

(6) The Company pro forma total debt is shown net of the portion of the net proceeds of the Offering used to pay down specific debt existing as of September 30, 1996. Additional indebtedness incurred after September 30, 1996 to fund the Company's development activity is anticipated to be repaid following the closing of the Offering from the net proceeds of the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussions should be read in conjunction with the information under "Selected Financial Information" and the financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

    As of September 30, 1996, the Company owned an 81.6% general partnership interest in the Operating Partnership, which holds the operating assets of the Company. The limited partners hold OP Units that are convertible into shares of the Company on a one-for-one basis, subject to certain limitations. The Company has qualified, and anticipates continuing to qualify, as a REIT for Federal income tax purposes.

RESULTS OF OPERATIONS

    During the period from January 1, 1995 through September 30, 1996, growth in property revenues and property operating expenses resulted from increases at Communities owned as of January 1, 1995 and from the newly-constructed Communities.

    During the same period, the Company has invested in five co-investment partnerships, which own the 236-unit AMLI at Windbrooke in Buffalo Grove, Illinois, the 242-unit AMLI at Willeo Creek in Roswell, Georgia, the 316-unit AMLI at Greenwood Forest in Houston, Texas, the 592-unit AMLI at Chevy Chase in Buffalo Grove, Illinois, and the 488-unit AMLI at Willowbrook in Willowbrook, Illinois.

    For the nine months ended September 30, 1996, net income attributable to Common Shares was $9,338,000, or $.79 per share, on total revenues of $58,017,000. For the nine months ended September 30, 1995, net income was $10,298,000, or $.88 per share, on total revenues of $55,413,000.

    On a "same community" basis, weighted average occupancy of the stabilized Communities decreased slightly to 94.2% for the nine months ended September 30, 1996 from 96.0% for the same period in the prior year. For the nine months ended September 30, 1996, weighted average collected rents increased by 4.8% to $648 from $618 per unit per month for the nine months ended September 30, 1995.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    Income before non-recurring items, minority interests, and extraordinary items increased to $13,750,000 for the nine months ended September 30, 1996 from $11,265,000 for the nine months ended September 30, 1995. This increase in net income was primarily attributable to an $863,000 decrease in interest expense and a $2,604,000 increase in total revenues, reduced by a $1,507,000 increase in property operating expenses. For the nine months ended September 30, 1996 and 1995, net income was $10,611,000 and $10,298,000, respectively.

    Total property revenues increased by $1,696,000, or 3.1%. On a same community basis, total property revenues increased by $2,087,000, or 4.0%.

    The $1,024,000 increase in other revenue includes a $390,000 increase in share of income from co-investment ventures, a $358,000 increase in development fees, a $196,000 increase in asset management fees, and a $96,000 increase in acquisition fees.

    Property operating expenses increased by $1,507,000, or 6.7%. On a same community basis, property operating expenses increased by $1,358,000, or 6.2%.

    Interest expense, net of the amounts capitalized, decreased from $9,844,000 to $8,981,000, or 8.8%.

    General and administrative expenses increased from $1,446,000 for the nine months ended September 30, 1995 to $1,703,000 for the nine months ended September 30, 1996. The increase is primarily attributable to increased compensation and compensation-related costs.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1996, the Company had $3,643,000 in cash and cash equivalents and $52,965,000 in availability under its two primary bank lines of credit, the Wachovia Line, a $60,000,000 line of credit, and the First Chicago Line, a $29,500,000 line of credit which the Company anticipates will increase by $11,747,000 to $41,247,000 during November 1996.

    At September 30, 1996, the Company had outstanding borrowings of approximately $32,535,000 on the Wachovia Line which is secured by mortgages on two Wholly-Owned Communities in Georgia. Of the total outstanding, the rate on $12,400,000 has been fixed at 6.47% per annum until February 15, 1997 and the rate on $14,000,000 has been fixed at 6.65% per annum through February 24, 1997 through use of interest rate swap contracts. In addition, $5,845,000 has an interest rate cap contract in place as protection against increases in LIBOR above 3.875% through February 15, 1998. The Wachovia Line bears interest at an annual rate of LIBOR plus 1.65% for borrowings secured by communities under development and LIBOR plus 1.35% for borrowings secured by stabilized communities. The remaining credit availability of $27,465,000 is anticipated to be used to fund future working capital needs and acquisition and development activities.

    At   September  30,  1996,   the  Company  had   outstanding  borrowings  of
approximately $4,000,000 on the First Chicago Line which bears interest at an annual rate of LIBOR plus 1.65%. This facility was used to fund a portion of the construction of the second phases of AMLI at Autumn Chase and AMLI at Gleneagles. The remaining credit availability of $25,500,000 and the expected increased availability of $11,747,000 on the First Chicago Line is expected to be used by the Company to fund construction of AMLI at Autumn Chase Phase III, future working capital needs and acquisition and development activities.

    On April 29, 1996, the Company closed on a $43,907,000 10-year, 7.79% loan provided by Fannie Mae. This loan is secured by mortgages on three properties in Dallas, Texas. The loan proceeds, net of a .75% financing fee and an original issue discount of $673,000, were used to retire the Company's then existing balance on its line of credit with Lehman Brothers Holdings, Inc. ("Lehman") which, beginning in August, 1997, would carry interest at a fixed rate of 8.35% and to reduce the balance on the First Chicago Line.

    On June 11, 1996, the Company closed with CIGNA on two seven-year loans aggregating $42,000,000 with an average interest rate of 7.31% per annum. Concurrently, the Company repaid the then existing balance on the Company's $54,835,000 whole loan with Lehman. As a result of the refinancings completed by the Company in April and June as described above, the Company improved its balance sheet, financing structure and capability as follows:

    - the Company increased the weighted average annual interest rate by 0.4% to 6.9% through August 1, 1997 and decreased the weighted average annual interest rate by 0.2% during the four years thereafter;

    - the Company increased the weighted average maturity of its outstanding indebtedness to 5.3 years;

    - the Company increased the percentage of debt that is fixed-rate debt to 66% from 54%;

    - the Company wrote off expenses previously deferred in conjunction with the repaid loans thereby decreasing its deferred expenses and amortization, particularly for the period through August 1, 1997;

    - the Company increased the number of unencumbered Wholly-Owned Communities from one to five;

    - the Company incurred net extraordinary or otherwise non-recurring charges of $781,000, which is primarily attributable to the non-cash write-off of deferred expenses relating to the Lehman loans.

    At September 30, 1996, the Company had a $13,701,000 outstanding balance on its $20,100,000 loan provided by Teachers Insurance and Annuity Association. This loan is secured by AMLI at Regents Center in Overland Park, Kansas. The remaining commitment is anticipated to fund in November, 1996 upon substantial completion of the additional 124-unit Phase III under construction at this Community.

    At September 30, 1996, the  $6,230,000 construction loan provided by  Harris
Trust and Savings Bank for Phase III of AMLI at Regents Center had an outstanding balance of $3,509,000. This loan was repaid in full by the Company in October, 1996.

    For the nine months ended September 30, 1996, net cash provided by operating activities was $23,599,000. For the nine months ended September 30, 1995, cash provided by operating activities was $21,880,000. The increase was primarily attributable to the $2,604,000 increase in total revenues and the $863,000 decrease in interest expense, net of $1,507,000 increase in operating expenses. During the second and third quarters of 1996, a total of $274,000 of cash was used in operating activities for start-up losses from the initial lease-up of the second phases of AMLI at Autumn Chase and AMLI at Gleneagles. No start-up losses were incurred during 1995.

    Cash flows used for investing activities were $42,197,000 for the nine months ended September 30, 1996, and net cash flows provided by investing activities were $2,867,000 for the nine months ended September 30, 1995.

    Net cash flows provided by financing activities were $19,962,000 for the nine months ended September 30, 1996, and net cash flows used in financing activities were $25,867,000 for the nine months ended September 30, 1995. Such cash flows for the nine months ended September 30, 1996 reflected the issuance of preferred shares of beneficial interest resulting in the net cash proceeds of $23,917,500.

    The Company expects to pay quarterly dividends from cash available for distribution. Until distributed, funds available for distribution will be invested in short-term investment-grade securities or used to temporarily reduce outstanding balances on the Company's revolving lines of credit.

    The Company expects to meet its short-term liquidity requirements by using its working capital and any portion of net cash flow from operations not distributed currently. The Company is of the opinion that its future net cash flows will be adequate to meet operating requirements in both the short and the long term and provide for payment of dividends by the Company in accordance with REIT requirements. In order to qualify as a REIT, the Company is required to distribute dividends to its shareholders equal to 95% of its REIT taxable income. The Company's 1996 estimated dividend payment level equals an annual rate of $1.72 per share. The Company estimates that approximately 35% of the total dividends to be paid in 1996 will be treated as a return of capital.

    The Company expects to meet certain long-term liquidity requirements, such as scheduled debt maturities, repayment of loans for construction, development, and acquisition activities through the issuance of long-term secured and unsecured debt and additional equity securities of the Company (or OP Units). On July 20, 1995, the Company's shelf registration became effective. The registration provided for up to an aggregate of $200,000,000 of preferred shares, common shares and security warrants that the Company may issue from time to time.

    On January 30, 1996, the Company issued 1,200,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest for $20 per share, or $24,000,000 in the aggregate, directly to four institutional investors and ARC in a registered offering, without the use of a placement agent or underwriter. The proceeds of the offering, less $82,500 of transaction costs, were used to reduce the Company's debt, to fund development costs and for working capital requirements. ARC converted its 100,000 preferred shares to 100,000 Common Shares on March 6, 1996.

COMPANY INDEBTEDNESS

    The Company's debt as of September 30, 1996, substantially all of which is secured by first mortgages on 19 of the wholly-owned Communities, is summarized as follows:

                               SUMMARY DEBT TABLE

                                                                                                           PERCENT OF
TYPE OF INDEBTEDNESS                                     WEIGHTED AVERAGE INTEREST RATE      BALANCE         TOTAL
-------------------------------------------------------  -------------------------------  --------------  ------------
Fixed Rate Mortgages(1)................................               7.76%               $  152,023,000          65%
Tax-Exempt Bonds(2)....................................      Tax Exempt Rate + 1.23%          40,750,000          17%
Lines of Credit(3).....................................         LIBOR + 1.35% to              36,535,000          16%
                                                                  LIBOR + 1.65%
Other(4)...............................................              Various                   4,259,000           2%
                                                                                          --------------         ---
  TOTAL................................................                                   $  233,567,000         100%
                                                                                          --------------         ---
                                                                                          --------------         ---

---------
(1) Approximately $24,104,000 of the Company's fixed rate indebtedness is due in 1997, $11,264,000 is due in 1998, and $116,655,000 is due after June 30,
    2003.

(2) The tax exempt bonds bear interest at a variable tax exempt rate, which for the week beginning October 22, 1996 was 3.60% making the Company's effective rate 4.83%, and mature on October 1, 2024. The related credit enhancement expires in 1999.

(3) Amounts borrowed under lines of credit are due in 1998.

(4) All but $750,000 of the Company's "Other" debt was repaid in October, 1996.

FUNDS FROM OPERATIONS

    Funds from operations for the nine months ended September 30, 1996 and 1995 are summarized as follows:

                                                                                                 SEPTEMBER 30,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Net income before minority interest and extraordinary item..................................  $  14,334  $  12,779
Depreciation................................................................................      8,354      8,218
Other, net(1)...............................................................................        367       (558)
                                                                                              ---------  ---------
Funds from operations.......................................................................  $  23,055  $  20,439
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Total shares--weighted average, including shares issued upon conversion of preferred shares
  and units.................................................................................     15,600     14,427
                                                                                              ---------  ---------
                                                                                              ---------  ---------

---------
(1) Includes share of co-investment partnerships' depreciation and, in 1996, non-recurring gain relating to the sale of an interest rate cap contract and, in 1995, non-recurring gain from the sale of an apartment community, net of non-recurring expenses associated with the AMLI-Registered Trademark-brand name.

    Funds from operations is defined as income (loss) before minority interest of the holders of OP Units and extraordinary items (computed in accordance with generally accepted accounting principles), plus certain non-cash items, primarily depreciation. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. Funds from operations is widely accepted in measuring the performance of equity REITs. An understanding of the Company's funds from operations will enhance the reader's comprehension of the Company's results of operations and cash flows as presented in the financial statements and data included elsewhere herein. Funds from operations should not be considered an alternative to net income or any other GAAP measurement as a measure of the results of the Company's operations, the Company's cash flows or liquidity.

DEVELOPMENT ACTIVITIES AND OTHER CAPITAL EXPENDITURES

    AMLI at Autumn Chase Phase II, a 224 apartment home development in Carrollton, Texas, is substantially complete and currently in lease-up. AMLI at Gleneagles Phase II, a 264 apartment home development located in Dallas, Texas, is expected to be completed in December 1996. The approximate development costs of the two Communities (including land cost) are $25,000,000. The Company has also commenced development activities on additional sites in Atlanta, Chicago, Dallas, Topeka and Overland Park, Kansas. Furthermore, the Company has started planning and pre-development activities on four additional sites in Atlanta, Austin, Chicago and Dallas. The costs of these development activities are expected to be funded from existing credit availability and/or in partnership with institutional investors.

    In February 1996, the Company acquired two land parcels in Atlanta, Georgia and Aurora, Illinois for a total price of $11,023,000. The Atlanta parcel was acquired for cash and a note that was paid off in May 1996. The consideration for the Aurora land parcel was satisfied in part by the issuance of 26,182 OP Units, with the remaining purchase price paid in cash. A 272 apartment home community is under development on the Aurora site in a co-investment partnership with an institutional investor. The Company has begun development of a 400 apartment home community on the Atlanta site and expects to commence development of a second 400 apartment home community on adjacent land either for its own account or in partnership with an institutional investor.

    At September 30, 1996, AMLI at Pleasant Hill, a 502 apartment home community developed through a co-investment partnership, is substantially complete. Total development costs of approximately $26,600,000 were funded first from the venturers' capital contributions and thereafter are being funded from the $15,500,000 fixed-rate construction and permanent loan provided by the co-venturer.

    In November 1995, the Company, through a co-investment joint venture, began construction of the 446-unit AMLI at Barrett Lakes apartment community on 54 acres of land located in Atlanta, Georgia. Of the total estimated development costs of $27,800,000, the co-venturer has provided $16,680,000 of construction and permanent financing for this development, and the remaining costs are being funded from the Company's and the co-investor's equity contributions.

    In December 1995, the Company began construction of AMLI at River Park, a 222 apartment home community in Atlanta, Georgia. In June 1996, this Community was contributed to a co-investment joint venture. Of the $15,400,000 estimated development costs, the co-venturer provided $9,100,000 in the form of a loan and the remaining costs are being funded from equity contributions from the Company and its co-investment partner.

    On February 27, 1996, the Company committed to make a $12,955,000 construction loan to a third party to fund the development of a 156 apartment home community in Overland Park, Kansas. This community was approximately 40% complete at September 30, 1996 and is anticipated to be completed in May, 1997. The construction and development of this community is accounted for as an acquisition, construction and development loan.

    At September 30, 1996, the Company entered into a joint venture with a large public pension fund and formed Acquiport/Aurora Crossing, L.P. Concurrent with the formation of the partnership, AMLI contributed the 18-acre Aurora land parcel and all the improvements in place for a 272 apartment home development. The total development cost of approximately $24,500,000 will be funded by equity contributions, of which $7,400,000 was funded on September 30, 1996. The Company owns a 25% general partnership interest in this joint venture and received $5,545,000 as reimbursement of costs.

    On September 30, 1996, the Company, as general partner, and for a 25% partnership interest, entered into a co-investment partnership with a large public pension plan and formed Acquiport/Fossil Creek, L.P. Upon formation of the partnership, the Company contributed its 19-acre land parcel in Forth Worth, Texas. The development of a 384 apartment home community on this site is currently in progress. The total development costs of approximately $23,700,000 will be funded from capital contributions from the partners. At September 30, 1996, total costs incurred of $2,670,000 were funded. The Company received $1,998,000 as reimbursement of costs.

    On October 9, 1996, the Company acquired a 28.6 acre parcel of land located in Aurora, Illinois. The $5,014,000 purchase price of this parcel was paid partially in cash ($3,429,000 of which has been paid by the Company and $485,000 of which is payable when construction is completed) and through the issuance of 53,140 OP Units. The Company intends to develop a 464 unit apartment community on this site in partnership with an institutional investor. Total development costs are projected to be approximately $45,000,000 and construction is contemplated to commence in the Spring of 1997.

    Capital expenditures are those made for assets having a useful life in excess of one year and include replacements (including carpeting and appliances) and betterments, such as unit upgrades, enclosed parking facilities and similar items.

    In conjunction with acquisitions of existing properties, it is the Company's policy to provide in its acquisition budgets adequate funds to complete any deferred maintenance items and to otherwise make the properties acquired competitive with comparable newly-constructed properties. In some cases, the Company will provide in its acquisition budget additional funds to upgrade or otherwise improve new acquisitions.

INFLATION

    Virtually all apartment leases at the Communities and Co-Investment Communities are for six or twelve months' duration. This enables the Company to pass along inflationary increases in its operating expenses on a timely basis. Because the Company's property operating expenses (exclusive of depreciation and amortization) are approximately 43.0% of rental and other revenue, increased inflation typically results in comparable increases in income before interest and general and administrative expenses, so long as rental market conditions allow increases in rental rates while maintaining stable occupancy.

    An increase in general price levels may immediately precede, or accompany, an increase in interest rates. The Company's exposure to rising interest rates is mitigated by the existing debt level of approximately 41% of the Company's current total market capitalization and the high percentage (65%) of intermediate term fixed rate debt. As a result, for the foreseeable future, increases in interest expense resulting from increasing inflation are anticipated to be less than future increases in income before interest and general and administrative expenses.

                                THE COMMUNITIES

THE STABILIZED COMMUNITIES

    At September 30, 1996, the Wholly-Owned Communities consisted of 24 stabilized multifamily residential communities containing an aggregate of 9,600 apartment homes. The Co-Investment Communities consisted of 10 stabilized multifamily residential communities containing an aggregate of 3,175 apartment homes. At September 30, 1996, the average age of the Wholly-Owned Communities was 8.5 years, and the average age of the Co-Investment Communities was 6.2 years. The Wholly-Owned Communities and the Co-Investment Communities are primarily oriented to residents demanding high levels of services and contain numerous tenant amenities, such as fitness centers, swimming pools, tennis courts, basketball and volleyball courts, miles of jogging trials and nature walks. Most of the apartment units have a patio, porch or sunroom, and many offer one or more additional features, such as vaulted ceilings, microwave ovens, Palladian windows, fireplaces, and washers and dryers or washer/dryer connections. The Communities that were developed by the Company or its predecessor have won numerous awards for design, landscaping and architecture.

    The table set forth below summarizes the following information related to the stabilized Communities: (i) the name and location of the community; (ii) the year each community was completed; (iii) the number of units at, and average unit size of, each community; (iv) the average rent per unit; (v) the weighted average physical occupancy of each community from January 1, 1996 through September 30, 1996; and (vi) with respect to the Co-Investment Communities, the Company's percentage ownership thereof.

                             STABILIZED COMMUNITIES

                                                                                                                  WEIGHTED
                                                                                     AVERAGE        AVERAGE       AVERAGE
                                                                     NUMBER OF      UNIT SIZE      RENT PER       PHYSICAL
WHOLLY-OWNED COMMUNITY                 LOCATION     YEAR COMPLETED     UNITS      (SQUARE FEET)      UNIT        OCCUPANCY
-----------------------------------  -------------  --------------  -----------  ---------------  -----------  --------------
DALLAS/FT. WORTH, TX
AMLI at Autumn Chase...............  Carrollton          1987              226            800      $     636          93.7%
AMLI at Bear Creek.................  Euless              1986              350            786            563          93.9%
AMLI at Chase Oaks.................  Plano               1986              250            775            656          95.6%
AMLI at Gleneagles.................  Dallas              1987              326            841            613          96.4%
AMLI on the Green..................  Ft. Worth        1990/1993            424            846            672          95.4%
AMLI at Nantucket..................  Dallas              1986              312            712            519          95.8%
AMLI of North Dallas...............  Dallas           1985/1986          1,032            878            619          95.7%
AMLI at Reflections................  Irving              1986              212            822            645          92.5%
AMLI on Rosemeade..................  Dallas              1987              236            870            632          96.0%
AMLI on Timberglen.................  Dallas              1985              260            774            563          95.1%
AMLI at Valley Ranch...............  Irving              1985              460            848            649          93.6%
                                                                    -----------         -----            ---           ---
                                                                         4,088            827            617          95.0%
                                                                    -----------         -----            ---           ---
AUSTIN, TX
AMLI at the Arboretum..............  Austin              1983              231            771            684          94.3%
AMLI in Great Hills................  Austin              1985              344            747            663          94.2%
AMLI at Martha's Vineyard..........  Austin              1986              360            704            624          91.9%
                                                                    -----------         -----            ---           ---
                                                                           935            736            653          93.3%
                                                                    -----------         -----            ---           ---
ATLANTA, GA
AMLI at Sope Creek.................  Marietta       1982/1983/1995         695            911            677          93.6%
AMLI at Spring Creek...............  Dunwoody         1985-1989          1,180            916            694          94.9%
AMLI at Vinings....................  Atlanta             1985              208          1,104            776          95.9%
AMLI at West Paces.................  Atlanta             1992              337            933            850          94.5%
                                                                    -----------         -----            ---           ---
                                                                         2,420            933            718          94.4%
                                                                    -----------         -----            ---           ---
EASTERN KANSAS
AMLI at Alvamar....................  Lawrence            1989              152            828            640          93.5%
AMLI at Crown Colony...............  Topeka              1986              156            776            553          89.3%
AMLI at Regents Center.............  Overland Park    1991-1995            300            914            731          93.4%
AMLI at Sherwood...................  Topeka              1993              300            868            603          90.2%
                                                                    -----------         -----            ---           ---
                                                                           908            860            643          91.6%
                                                                    -----------         -----            ---           ---
INDIANAPOLIS, IN
AMLI at Riverbend..................  Indianapolis     1983/1985            996            824            565          93.7%
                                                                    -----------         -----            ---           ---
CHICAGO, IL
AMLI at Park Sheridan..............  Chicago             1986              253            855            881          94.3%
                                                                    -----------         -----            ---           ---
    TOTAL WHOLLY-OWNED                                                   9,600            848      $     650          94.2%
     COMMUNITIES...................
                                                                    -----------         -----            ---           ---

                                                                                                                     WEIGHTED
                               COMPANY                                                  AVERAGE        AVERAGE       AVERAGE
                             PERCENTAGE                      YEAR        NUMBER        UNIT SIZE        RENT         PHYSICAL
CO-INVESTMENT COMMUNITY       OWNERSHIP      LOCATION      COMPLETED    OF UNITS     (SQUARE FEET)    PER UNIT      OCCUPANCY
--------------------------  -------------  -------------  -----------  -----------  ---------------  -----------  --------------

ATLANTA, GA
AMLI at Towne Creek.......           1%    Gainesville       1989             150            811           $620          95.6%
AMLI at Willeo Creek......          30%    Roswell           1989             242          1,229            764          94.4%
                                                                       -----------         -----     -----------          ---
                                                                              392          1,069            709          94.9%
                                                                       -----------         -----     -----------          ---
CHICAGO, IL
AMLI at Prairie Court.....           1%    Oak Park          1987             125            845          1,036          94.8%
AMLI at Windbrooke........          15%    Buffalo Grove     1987             236            903            899          95.9%
AMLI at Chevy Chase.......          33%    Buffalo Grove     1988             592            812            862          93.6%
AMLI at Willowbrook.......          40%    Willowbrook       1987             488            857            857          93.8%
                                                                       -----------         -----     -----------          ---
                                                                            1,441            845            881          94.1%
                                                                       -----------         -----     -----------          ---
AUSTIN, TX
AMLI at Park Place........          25%    Austin            1985             588            677            598          96.7%
                                                                       -----------         -----     -----------          ---

                                                                                                                     WEIGHTED
                               COMPANY                                                  AVERAGE        AVERAGE       AVERAGE
                             PERCENTAGE                      YEAR        NUMBER        UNIT SIZE        RENT         PHYSICAL
CO-INVESTMENT COMMUNITY       OWNERSHIP      LOCATION      COMPLETED    OF UNITS     (SQUARE FEET)    PER UNIT      OCCUPANCY
--------------------------  -------------  -------------  -----------  -----------  ---------------  -----------  --------------
HOUSTON, TX
AMLI at Champions Centre..          15%    Houston           1994             192            857            718          93.8%
AMLI at Champions Park....          15%    Houston           1991             246            901            681          90.1%
AMLI at Greenwood Forest..          15%    Houston           1995             316            984            733          87.6%
                                                                       -----------         -----     -----------          ---
                                                                              754            924            712          90.0%
                                                                       -----------         -----     -----------          ---
    TOTAL CO-INVESTMENT                                                     3,175            860           $767          93.8%
     COMMUNITIES..........
                                                                       -----------         -----     -----------          ---
TOTAL.....................                                                 12,775            851           $679          94.1%
                                                                       -----------         -----     -----------          ---
                                                                       -----------         -----     -----------          ---

DEVELOPMENT COMMUNITIES

    At September 30, 1996, the Development Communities consisted of 12 multifamily residential communities under construction or in various stages of lease-up. When completed, the Development Communities will total 3,454 apartment homes. The anticipated development costs for the Company Development communities and the Co-Investment Development Communities were $99.1 million and $118.0 million, respectively.

    The tables set forth below summarizes the following information related to the Company Development Communities and the Co-Investment Development
Communities: (i) the name and location of the community; (ii) the number of apartment homes to be constructed at each community; (iii) the projected completion date of each community and the percentage completion of the community as of September 30, 1996; (iv) the anticipated development cost of each community and the amount thereof expended as of September 30, 1996; and (v) with respect to each Co-Investment Community, the Company's percentage ownership interest therein and the name of the joint venture partner with respect to each Co-Investment Development Community. The Company Development Communities exclude AMLI at Sope Creek Crossing IV, a 232 apartment home community which is now complete.

                        COMPANY DEVELOPMENT COMMUNITIES

                                                                                                                    AMOUNT
                                                                                      PROJECTED   ANTICIPATED      EXPENDED
COMPANY DEVELOPMENT                                      NO. OF       COMPLETION     COMPLETION   DEVELOPMENT      THROUGH
COMMUNITY                              LOCATION           UNITS       PERCENTAGE        DATE          COST         9/30/96
-------------------------------  --------------------  -----------  ---------------  -----------  ------------  --------------
AMLI at Gleneagles
  Phase II.....................  Dallas, Texas                264            86%      Dec. 1996    $13,800,000   $ 11,932,000
AMLI at Regents Center           Overland Park,
  Phase III....................  Kansas                       124            70%      Dec. 1996     7,700,000       5,419,000
AMLI at Crown Colony...........  Topeka, Kansas                64            30%      Feb. 1997     3,600,000       1,094,000
AMLI at Autumn Chase
  Phase III....................  Carrollton, Texas            240            13%      Nov. 1997    14,100,000       1,787,000
AMLI at North Winds
  Phase I......................  Atlanta, Georgia             400            17%      Feb. 1998    26,800,000       4,423,000
AMLI at Peachtree City.........  Atlanta, Georgia             312            20%      Nov. 1997    21,900,000       4,379,000
                                                                                     Completed;
AMLI at Autumn Chase II........  Carrollton, Texas            224           100%     In Lease-up   11,200,000      11,200,000
                                                            -----                                 ------------  --------------

TOTAL..........................                             1,628                                  $99,100,000   $ 40,234,000
                                                            -----                                 ------------  --------------
                                                            -----                                 ------------  --------------

                     CO-INVESTMENT DEVELOPMENT COMMUNITIES

                                                                                                                      AMOUNT
CO-INVESTMENT            COMPANY                                                        PROJECTED   ANTICIPATED      EXPENDED
DEVELOPMENT            PERCENTAGE                         NO. OF        COMPLETION     COMPLETION   DEVELOPMENT      THROUGH
COMMUNITY               OWNERSHIP         LOCATION         UNITS        PERCENTAGE        DATE          COST         9/30/96
-------------------  ---------------  ----------------     -----     ----------------  -----------  ------------  --------------
AMLI at Pleasant                                                                       Completed;
 Hill..............           40%     Atlanta, Georgia         502             97%     In Lease-up   $26,600,000   $ 25,676,000
AMLI at Barrett
 Lakes.............           35%     Atlanta, Georgia         446             39%      Nov. 1997    27,800,000      10,848,000
AMLI at River
 Park..............           40%     Atlanta, Georgia         222             49%      June 1997    15,400,000       7,497,000
AMLI at Aurora
 Crossing..........           25%     Aurora, Illinois         272             32%      July 1997    24,500,000       7,885,000
AMLI at Fossil
 Creek.............           25%     Ft. Worth, Texas         384             11%      Feb. 1998    23,700,000       2,654,000
                                                             -----                                  ------------  --------------
TOTAL..............                                          1,826                                  $118,000,000   $ 54,560,000
                                                             -----                                  ------------  --------------
                                                             -----                                  ------------  --------------

CO-INVESTMENT
DEVELOPMENT          CO-INVESTMENT
COMMUNITY               PARTNER
-------------------  -------------
AMLI at Pleasant
 Hill..............       NML
AMLI at Barrett
 Lakes.............       NML
AMLI at River
 Park..............      Erie
AMLI at Aurora
 Crossing..........      NYCRF
AMLI at Fossil
 Creek.............      NYCRF
TOTAL..............

                                   MANAGEMENT

TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

    The Trustees, executive officers and certain other significant employees of the Company and its affiliates and their positions and offices are set forth in the following table.

            NAME                        POSITIONS AND OFFICES HELD AMLI & AFFILIATES
----------------------------  ----------------------------------------------------------------
Gregory T. Mutz               Chairman of the Board of Trustees (term will expire in 1999)
John E. Allen                 Vice-Chairman of the Board of Trustees (term will expire in
                               1998)
Allan J. Sweet                President and Trustee (term will expire 1997)
Philip N. Tague               Executive Vice President and Trustee (term will expire 1998)
Laura D. Gates*               Trustee (term will expire in 1999)
Marc S. Heilweil*             Trustee (term will expire in 1999)
Stephen G. McConahey*         Trustee (term will expire in 1997)
Quintin E. Primo III*         Trustee (term will expire in 1998)
John G. Schreiber*            Trustee (term will expire in 1997)
Stephen C. Ross               Executive Vice President
Charles C. Kraft              Treasurer
Peggy Butterworth             Executive Vice President--Amli Management Company
Robert Aisner                 Senior Vice President--Development
Mark Evans                    Senior Vice President--Amli Residential Construction, Inc.
Melissa Lavender              Senior Vice President--Amli Institutional Advisors, Inc.
Rosita A. Lina                Vice President and Controller
Charlotte A. Sparrow          Vice President and Secretary
Fred N. Shapiro               Vice President--Acquisitions
Curtis Walker                 Vice President--Acquisitions
Jennifer Wilson               Vice President--Development
Greg O'Berry                  Vice President--Asset Management
Cindy Gurniewicz              Vice President--Development
Robert C. Malpasuto           Vice President--Management Information Systems
M. Watson Brown               Vice President--Amli Residential Contruction, Inc.
David R. Wade                 Vice President--Amli Residential Contruction, Inc.
Terry L. Turk                 Regional Vice President--Amli Management Company

---------
* Each of these individuals is a Disinterested Trustee within the meaning of the Company's Declaration of Trust. The Company has a nine-member Board of Trustees, which includes, as required by the Company's Declaration of Trust, a majority of Trustees (presently five Trustees) who are not affiliated with ARC and its affiliates and successors (each a "Disinterested Trustee").

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement among the underwriters named below (the "Underwriters") and the Company (the "Underwriting Agreement"), the Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the following respective number of Common Shares:

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Lehman Brothers Inc........................................................
Dean Witter Reynolds Inc...................................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated.........................
EVEREN Securities, Inc.....................................................
                                                                             -----------------
    Total..................................................................       2,500,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the Underwriters' obligations to purchase the Common Shares are subject to the satisfaction of certain conditions, including the receipt of certain legal opinions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Common Shares if any are purchased.

    The Underwriters have advised the Company that they propose to offer the Common Shares offered hereby for sale, from time to time, to purchasers directly or through agents, or through brokers in brokerage transactions on the NYSE, or to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Brokers,   dealers,  agents   and  underwriters  that   participate  in  the
distribution  of  the  Common  Shares  offered  hereby  may  be  deemed  to   be
underwriters under the Securities Act of 1933. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Common Shares offered hereby will be selected by the Underwriters and may have other business relationships with the Company or affiliates in the ordinary course of business.

    The Company has granted to the Underwriters an option to purchase up to an additional 375,000 Common Shares at a purchase price of $ per share, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of this Prospectus Supplement.

    The Company has agreed, subject to certain exceptions (including the issuance of Common Shares pursuant to the Company's employee benefits plans), not to offer, sell, enter into any agreement to sell or otherwise dispose of any Common Shares for a period of 90 days after the date of this Prospectus Supplement.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including under the Securities Act of 1933.

    In August 1994, Lehman Brothers Holdings, Inc., an affiliate of Lehman Brothers Inc., provided to the Company a $54,835,000 whole loan and a $39,628,000 line of credit, each of which was secured by liens on certain of the Communities. The Company repaid in full such loan and line of credit in June, 1996. Additionally, from time to time from August, 1994 through June, 1996, Lehman provided financial advisory services and financial derivative products to the Company. Lehman received customary compensation for providing such loans, financial advisory services and financial derivative products.

    Since October 1, 1996, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as trustee and administrator of the Company's Retirement Savings Plan and Trust, for which it has received customary compensation.

    Stephen G. McConahey, a Trustee of the Company, is the President and Chief Operating Officer of EVEREN Securities, Inc.

                        SAFE HARBOR STATEMENT UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements set forth herein or incorporated by reference herein from the Company's filings under the Securities Exchange Act of 1934, as amended (see "Incorporation by Reference" in the accompanying Prospectus), contain forward-looking statements, including, without limitation, statements relating to the timing and anticipated capital expenditures of the Company's development programs. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from that set forth in the forward-looking statements. Certain factors that might cause such difference include general economic conditions, local real estate conditions, construction delays due to the unavailability of construction materials, weather conditions or other delays beyond the control of the Company. Consequently, such forward-looking statements should be regarded solely as reflections of the Company's current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.

                                    EXPERTS

    The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference in the accompanying Prospectus and in the Registration Statement, of which the accompanying Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Mayer, Brown & Platt, Chicago, Illinois, has passed upon the validity of the issuance of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and on certain tax matters as described under "Federal Income Tax Considerations" in the accompanying Prospectus. Mayer, Brown & Platt has in the past represented and is currently representing the Company and certain of its affiliates. Mayer, Brown & Platt has in the past represented and is presently representing Lehman Brothers in certain other matters. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois).

PROSPECTUS

                       AMLI RESIDENTIAL PROPERTIES TRUST

                                  $200,000,000

            PREFERRED SHARES, COMMON SHARES AND SECURITIES WARRANTS

                             ---------------------

    Amli Residential Properties Trust (the "Company") may from time to time offer and sell in one or more series (i) Preferred Shares of Beneficial Interest, par value $.01 per share (the "Preferred Shares"); (ii) Common Shares of Beneficial Interest par value $.01 per share (the "Common Shares"); or (iii) warrants to purchase Preferred Shares (the "Preferred Shares Warrants") and warrants to purchase Common Shares (the "Common Shares Warrants"), with an aggregate public offering price of up to $200,000,000, on terms to be determined by market conditions at the time of offering. The Preferred Shares Warrants and the Common Shares Warrants shall be referred to herein collectively as the "Securities Warrants." The Preferred Shares, Common Shares, and Securities Warrants (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, along with any other relevant specific terms; (ii) in the case of Common Shares, any initial public offering price; and (iii) in the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, along with any other relevant specific terms. In addition, such specific terms may include limitations on direct or indirect beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly by the Company, or through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------
THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND    EXCHANGE   COMMISSION   OR    ANY   STATE   SECURITIES   COMMISSION
     NOR  HAS  THE  SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY   STATE
        SECURITIES  COMMISSION PASSED UPON  THE ACCURACY OR ADEQUACY
            OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO   THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 15, 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.SEC.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's outstanding Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "AML", and all such reports, proxy material and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                           INCORPORATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 1-12784) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    (1) The Company's Annual Report on Form 10-K, as amended on Form 10-K/A (filed May 16, 1996), for the fiscal year ended December 31, 1995;

    (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

    (3) The Company's Current Reports on Form 8-K dated January 18, 1996 (filed January 19, 1996); January 30, 1996 (two Reports dated this date, one filed January 31, 1996 and one filed February 14, 1996) and October 15, 1996;

    (4) The Company's Proxy Statement for the annual meeting of shareholders to be held on April 29, 1996;

    (5) Description of the Common Shares included in the Registration Statement on Form 8-A dated February 1, 1994 (filed February 1, 1994).

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Amli Residential Properties Trust, 125 South Wacker Drive, Chicago, Illinois 60606, Attention: Secretary, telephone (312) 984-5037.

                                  THE COMPANY

    The Company and its affiliates constitute a self-administered and self-managed real estate investment trust (a "REIT") which was organized in February, 1994 to continue and expand the multifamily property business conducted by Amli Realty Co. and its affiliates ("Amli") since 1980. The Company and its affiliates own, manage, lease, acquire and develop institutional quality apartment communities. The Company's communities (the "Communities") are located in specific markets in the Southwest, Southeast and Midwest areas of the United States. The Company also holds interests in co-investment ventures involving residential apartment communities (the "Co-investment Communities"). Additionally, the Company engages in development activities on its own and through co-investment joint ventures.

    The business of the Company is operated through the Operating Partnership, Amli Management Company (the "Management Company"), Amli Institutional Advisors, Inc. ("AIA") and Amli Residential Construction, Inc. ("Amrescon" and together with the Management Company and AIA, the "Service Companies"). The Company is the sole general partner of the Operating Partnership, a Delaware limited partnership, through which it owns the Communities and its interests in the Co-Investment Communities. As of September 30, 1996, the Company owned 81.6% of the partnership interests ("Units") in the Operating Partnership. The Management Company provides management and leasing services to each of the Communities, the Co-Investment Communities and several additional properties in which the Company has no interest. AIA, a "QPAM" (qualified professional asset manager), renders real estate investment advice to institutional capital sources, primarily pension plans, endowments, foundations and insurance companies. The Company actively pursues co-investments through relationships administered by AIA, in this way seeking to diversify the sources of its equity capital for investment in apartment communities. Amrescon provides general contracting, construction management and landscaping services to the Company and its managed ventures.

    The Company was formed as a Maryland real estate investment trust on December 16, 1993. The Company's executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and its telephone number is
(312) 984-5037. The Company's principal office is in Chicago, Illinois with regional offices in Dallas, Texas and Atlanta, Georgia.

                                USE OF PROCEEDS

    Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include acquisition and development of apartment communities, investment in further co-investment ventures, improvement of the Communities and repayment of certain then-outstanding secured or unsecured indebtedness.

            SHARES OF BENEFICIAL INTEREST AND SHAREHOLDER LIABILITY

    The Declaration of Trust of the Company provides that the Company may issue up to 150,000,000 shares of beneficial interest, $.01 par value per share. No holder of any class of shares of beneficial interest of the Company will have any preemptive right to subscribe for any securities of the Company except as may be granted by the Board of Trustees in authorizing the issuance of a class of preferred shares of beneficial interest. The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption.

    Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Declaration of Trust further provides, with certain limited exceptions, that the Company shall indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts, including the Partnership Agreement of the Operating Partnership, which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

BUSINESS COMBINATIONS

    Under the Maryland General Corporation Law, as amended from time to time (the "MGCL"), as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the shares of the trust or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be (a) recommended by the Board of Trustees of such trust and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares (other than voting shares held by the Interested Shareholder with whom the business combination is to be effected or by an affiliate or associate thereof), voting together as a single group, unless, among other things, the company's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations with a particular Interested Shareholder or its existing or future affiliates that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder or if the original declaration of trust includes a provision electing not to be governed, in whole or in part, as to business combinations generally, specifically or generally by types, as to identified or unidentified existing or future Interested Shareholders or their affiliates. The Company's Declaration of Trust, in accordance with Maryland law, exempts Mr. Mutz, Baldwin & Lyons, Inc., a publicly traded casualty insurance company based in Indianapolis ("Baldwin & Lyons") and Amli and their respective affiliates and successors from the foregoing restrictions. As a result, such persons and entities may be able to enter into business combinations with the Company, which may not be in the best interests of the shareholders, without compliance by the Company with the super-majority voting requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, imposes limitations on the voting rights of shares acquired in a "control share acquisition" relating to a Maryland real estate investment trust. The MGCL defines a "control share acquisition" as the acquisition of "control shares," which is defined as voting shares that would entitle the acquiror to exercise voting power in electing trustees in excess of the following levels of voting power: 20%, 33 1/3%, and 50%. The MGCL requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The MGCL also requires a Maryland real estate investment trust to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) delivers a written undertaking to pay the expenses of such special meeting or, if required by the Board of Trustees, posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the MGCL gives a Maryland real estate investment trust, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the MGCL provides that if, before a control share acquisition occurs, voting rights are accorded to the control shares which results in the acquiring person having a majority of voting power, then minority shareholders are entitled to appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Company's Declaration of Trust, in accordance with Maryland law, contains a provision exempting acquisitions of shares by Mr. Mutz, Baldwin & Lyons and Amli and their respective affiliates and successors from the foregoing provisions.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws.

    All Common Shares issued will be duly authorized, fully paid and, except as described under "Shares of Beneficial Interest and Shareholder Liability," non-assessable. Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares (as defined therein), each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Distributions may be paid to the holders of Common Shares if and when declared by the Board of Trustees of the Company out of funds legally available therefor, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares. The Company currently pays regular quarterly dividends. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of the Company. If the Company is liquidated, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company and the rights of holders of any preferred shares of beneficial interest of the Company. The rights of holders of Common Shares are subject to the rights and preferences established by the Board of Trustees for any Preferred Shares which may subsequently be issued by the Company. See "Description of Preferred Shares."

RESTRICTIONS ON TRANSFER

    The Company's Declaration of Trust contains certain restrictions on the number of Common Shares and Preferred Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The shares of beneficial interest must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Declaration of Trust of the Company contains restrictions on the acquisition of Common Shares and Preferred Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Company's Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "Ownership Limit") of the number or value of the issued and outstanding shares of beneficial interest of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Trustees, and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Trustees of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of Common Shares or Preferred Shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons as provided in Section 856(a) of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines, which determination must be approved by the shareholders, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    The Company's Board of Trustees by resolution has excluded from the foregoing ownership restriction Amli, Gregory T. Mutz and Baldwin & Lyons, who collectively may own up to 34.9% of the outstanding shares of beneficial interest of the Company as a group, or, subject to certain limitations, individually (subject to the group restrictions) up to 29.9% of the outstanding shares of beneficial interest of the Company. The Company's Declaration of Trust excludes certain investors (and their transferees) from whom apartment communities were obtained in exchange for Units or Common Shares in connection with the formation of the Company and who would exceed the Ownership Limit as a result of the ownership of such Common Shares or the exchange of such Units for Common Shares. In no event will such persons be entitled to acquire additional shares of beneficial interest of the Company such that the five largest beneficial owners of shares of beneficial interest of the Company hold more than 50% of the total outstanding shares.

    Any purported transfer of shares that would result in a person owning shares in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the purported transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. Subject to the Ownership Limit, the Excess Shares may be transferred by the purported transferee to any person (if the Excess Shares would not be Excess Shares in the hands of such person) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, fair market value), at which point the Excess Shares will automatically be exchanged for the shares to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company at a purchase price equal to the lesser of the price paid for the shares by the purported transferee (or, if no consideration was paid, fair market value) and the fair market value of the shares of beneficial interest (as reflected in the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees of the Company) on the date the Company elects to purchase.

    All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank has been appointed as transfer agent and registrar for the Common Shares.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

    Subject to limitations prescribed by Maryland law and the Company's Declaration of Trust, the Board of Trustees is authorized to issue, without the approval of the shareholders, Preferred Shares, from the authorized but unissued shares of beneficial interest of the Company, in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series. All Preferred Shares issued will be duly authorized, fully paid and, except as described under "Shares of Beneficial Interest and Shareholder Liability," non-assessable.

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms of such Preferred Shares, including:

        (1) The title and stated value of such Preferred Shares;

        (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

        (4) The date from which dividends on such Preferred Shares shall cumulate, if applicable;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

        (6) The provision for a sinking fund, if any, for such Preferred Shares;

        (7) The  provision  for redemption,  if  applicable, of  such  Preferred
    Shares;

        (8) Any listing of such Preferred Shares on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

       (10) Whether interests in such Preferred Shares will be represented by Global Securities;

       (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

       (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

       (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

       (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

       (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Company's general creditors.

DIVIDENDS

    Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares), by lot in a manner determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of the Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares of a particular series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

    If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series, or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares"), are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of Parity Shares of any other series (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

    The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Company's Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series) or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity Shares and Preferred Shares of any other series ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

    Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

    With respect to any matter as to which the Preferred Shares of any series is entitled to vote, holders of the Preferred Shares of such series and any Voting Preferred Shares will be entitled to cast the number of votes set forth in the respective Prospectus Supplement with respect to that series of Preferred Shares and Voting Preferred Shares. As a result of the provisions requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Parity Shares, it is possible that the holders of such Parity Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

RESTRICTIONS ON TRANSFER

    See   "Description  of  Common  Shares--Restrictions   on  Transfer"  for  a
discussion of the restrictions on the transfer of shares of beneficial interest.

TRANSFER AGENT AND REGISTRAR

    The name and address of the transfer agent and registrar for any series of Preferred Shares will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any special United States federal income tax consequences; and
(vii) any other material terms of such Securities Warrants.

    Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

    To protect the Company's status as a REIT, restrictions on ownership of Securities Warrants similar to the restrictions on ownership of Common Shares and Preferred Shares will be imposed and enforced. See "Description of Common Shares--Restrictions on Transfer" and "Description of Preferred Shares--Restrictions on Transfer."

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase shares of Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

    No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

    In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a description of the material Federal income tax consequences to the Company and its shareholders of the treatment of the Company as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws nor does the discussion address special considerations, if any, which may relate to the purchase of Preferred Shares or Securities Warrants.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (I.E., at both the corporate and shareholder levels) that generally results from the use of corporations.

    If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

    The Company has elected REIT status effective for the taxable year ended December 31, 1994, and the Board of Trustees of the Company believes that the Company has operated and expects that the Company will continue to operate in a manner that will permit the Company to elect REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on the Company's operating results.

TAXATION OF THE COMPANY

    GENERAL. In any year in which the Company qualifies as a REIT it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

    Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below, and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. Each of the Management Company, Amrescon and AIA will be taxed on its income at regular corporate rates. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

    In order to qualify as a REIT, the Company must meet, among others, the following requirements:

    SHARE OWNERSHIP TESTS. The Company's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

    In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations the Company must maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of Company shares of beneficial interest and certain other information. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Shares-- Restrictions on Transfer" and "Description of Preferred Shares--Restrictions on Transfer."

    ASSET TESTS. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets or (ii) 10% of the outstanding voting securities of any one such issuer. Where the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, the Company's investment in the Communities and the Co-Investment Communities through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

    The Operating Partnership owns 100% of the non-voting preferred stock of each of the Management Company, Amrescon and AIA and 5% of the voting common stock of each of the Management Company, Amrescon and AIA. See "The Company." By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Management Company, Amrescon and AIA, as described above. Because the Operating Partnership owns only 5% of the voting securities of each of the Management Company, Amrescon and AIA and the preferred stock's approval right in the case of each of the Management Company, Amrescon and AIA is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

    Based upon its analysis of the total estimated value of the Management Company stock, Amrescon stock and AIA stock and the Subordinated Notes, respectively, owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that the Company's pro rata share of the non-voting preferred stock, voting common stock and Subordinated Note of the Management Company owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets, that the Company's pro rata share of the non-voting preferred stock and voting common stock of Amrescon owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets, and that the Company's pro rata share of the non-voting preferred stock, voting common stock and Subordinated Note of AIA owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets. As to the securities of any Services Company, this 5% limitation must be satisfied not only as of the date that the Company (directly or through the Operating Partnership) acquired securities of the Management Company, Amrescon or AIA, but also at the end of any quarter in which the Company increases its interest in the Management Company, Amrescon or AIA or so acquires other property. In this respect, if the holder of a right to exchange Units for Common Shares exercises such rights, the Company will thereby increase its proportionate (indirect) ownership interest in the Management Company, Amrescon and AIA, thus requiring the Company to meet the 5% test in any quarter in which such conversion option is exercised. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Company, Amrescon or AIA.

    GROSS INCOME TESTS. There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The three tests are as follows:

    THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares during the one-year period following the receipt of such capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience."

    The Management Company (which does not satisfy the independent contractor standard) provides management and leasing services to each of the Communities and each of the Co-Investment Communities and may provide certain services on any newly acquired properties of the Operating Partnership. The Company believes for purposes of the 75% and 95% gross income tests, that the services provided by the Management Company on the Operating Partnership's properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such properties are and will continue to be of the type usually or customarily rendered in connection with the rental of space for occupancy only. The Company intends to monitor the services and amenities provided by the Management Company as management agent as well as by others, if any, on the properties of the Operating Partnership. The Company intends that services that cannot be provided directly by the Operating Partnership, the Management Company or other agents will be performed by independent contractors.

    THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

    For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by the Company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company--General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of the Communities and Co-Investment Communities."

    The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the Communities and the Co-Investment Communities through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Communities and the Co-Investment Communities, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.

    The Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by the Company or the Operating Partnership, Amrescon receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services, and AIA receives and anticipates continuing to receive fee income for providing investment advisory services; however, substantially all income derived by the Company from the Management Company, Amrescon and AIA will be in the form of dividends on the preferred stock and common stock of each of the Service Companies owned by the Operating Partnership and interest on the Subordinated Notes. Such dividends and interest income will satisfy the 95%, but not the 75%, gross income test (as discussed above). In addition, the Company's share of any income realized on interest rate swap or cap agreements, including income received at the time of entering into such agreements, will satisfy the 95%, but not the 75%, gross income test. The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income on its other investments and activities, including such dividend income, interest income and interest rate swap or cap income (if any), will not result in the Company failing either the 75% or 95% gross income test.

    Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

    THE 30% TEST. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities (including an interest rate swap or cap agreement) held for less than one year; and (iii) property in a prohibited transaction. The Company does not anticipate that it will have difficulty in complying with this test. However, if extraordinary circumstances were to occur that give rise to dispositions of Communities or Co-Investment Communities held for less than four years (for example, on account of the inability to obtain refinancing), the 30% test could become an issue.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which it does not have decision making control; or for other reasons. To avoid a problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

    If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. The Company holds a partnership interest in the Operating Partnership. See "The Company." In general, a partnership is a "pass-through" entity which is not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

    Accordingly, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating

Partnership) will increase its distribution requirements (see "--Taxation of the Company--Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership.

    ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Service of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation for Federal income tax purposes). If the Operating Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the REIT asset tests and the REIT gross income tests (see "--Taxation of the Company--Asset Tests" and "--Gross Income Tests"), which in turn would prevent the Company from qualifying as a REIT. (See "--Taxation of the Company--Failure to Qualify" above, for a discussion of the effect of the Company's failure to meet such tests.)

    TAX ALLOCATIONS WITH RESPECT TO THE COMMUNITIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Communities), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain Communities or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with Section 704(c) of the Code.

    In general, certain contributors of certain of the Communities or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of the Communities). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale or a deemed sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

    Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the method under current law. The Operating Partnership and the Company will use the remedial method for making allocations under Section 704(c) with respect to the existing Communities.

    With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, in general, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

    SALE OF THE COMMUNITIES AND CO-INVESTMENT COMMUNITIES. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company--General" and "Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and
circumstances  with  respect  to  the  particular  transaction.  The   Operating
Partnership intends to hold the Communities and Co-Investment Communities for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Communities, Co-Investment Communities and other multifamily residential properties, and to make such occasional sales of the Communities, Co-Investment Communities and other properties acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall the Communities and Co-Investment Communities should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares of beneficial interest by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the shares of beneficial interest are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

    In general, any loss upon a sale or exchange of shares of beneficial interest by a shareholder who has held such shares of beneficial interest for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gains.

    BACKUP WITHHOLDING. The Company will report to its domestic shareholders and to the Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Certain United States Tax Considerations for Non-U.S. Shareholders--Distributions from the Company--Capital Gain Dividends" below.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

    However, if  any pension  or  other retirement  trust that  qualifies  under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

    DIVIDEND REINVESTMENT PLAN. Shareholders participating in the dividend reinvestment and share purchase plan adopted by the Company will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such shareholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating shareholders and will retain the character and tax effects applicable to distributions from the Company generally. See "--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders." Participants in the dividend reinvestment and share purchase plan are subject to Federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. In addition, participants in the dividend reinvestment and share purchase plan are subject to Federal income tax on payment by the Company of brokerage commissions and bank fees on their behalf. Common Shares received under the plan will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution plus the amount of any brokerage commissions and bank fees paid on the holder's behalf).

OTHER TAX CONSIDERATIONS

    THE MANAGEMENT COMPANY, AMRESCON AND AIA; OTHER CONSIDERATIONS. A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including the Company, is expected to come from the Management Company, Amrescon and AIA through dividends on the common and preferred stock of the Management Company, Amrescon and AIA held by the Operating Partnership and from interest on the Subordinated Notes. In addition, the Management Company, Amrescon and AIA will each receive income from the Company, the Operating Partnership and unrelated third parties. Because the Company, the Operating Partnership, the Management Company, Amrescon and AIA are related through stock or partnership ownership, income of the Management Company, Amrescon or AIA from services performed for the Company and the Operating Partnership may be subject to certain rules under which additional income may be allocated to the Management Company, Amrescon or AIA. On account of such ownership relationships, the allocation of certain expenses and reimbursements thereof among the Company, the Management Company, the Operating Partnership, Amrescon and AIA could be subject to additional scrutiny by the Service.

    Each of the Management Company, Amrescon and AIA will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the Management Company, Amrescon and AIA will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Company, Amrescon and AIA are required to pay Federal, state, or local taxes, the cash available for distribution by the Company to shareholders will be reduced accordingly.

    In addition, to the extent that tax exempt entities and foreign persons hold shares of beneficial interest of the Company, the interest expense deductions of the Management Company and AIA on the Subordinated Notes could be reduced.

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective shareholders should recognize that the present Federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of beneficial interest of the Company.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                           FOR NON-U.S. SHAREHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of shares of beneficial interest applicable to Non-U.S. Shareholders of such shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia or (iii) any estate or trust that is not "resident" in the United States. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

    PROSPECTIVE  INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE
U.S.  FEDERAL,  STATE,  LOCAL  AND   NON-U.S.  INCOME,  ESTATE  AND  OTHER   TAX
CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM THE COMPANY

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

    Under currently applicable Treasury regulations, withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. Under the current regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Treasury regulations proposed in 1996, which have not been adopted, and are, therefore, not currently effective, would, if and when they become effective, require Non-U.S. Shareholders to file a form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends paid after December 31, 1997. Such form would require a representation by the holder as to foreign status, the holder's name and permanent residence address, the basis for a reduced withholding rate (e.g., the relevant tax treaty) and other pertinent information, to be certified by such holder under penalties of perjury. Such information is subject to being reported to the Internal Revenue Service. A permanent residence address for this purpose generally is the address in the country where the person claims to be a resident for the purpose of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation.

    CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

    NON-DIVIDEND DISTRIBUTIONS. Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. See "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders." However, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of over withholding from the Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

DISPOSITIONS OF SHARES OF BENEFICIAL INTEREST

    Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of shares of beneficial interest will not be subject to taxation under FIRPTA. No assurance can be given that the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding shares of beneficial interest at all times during a specified testing period.

    If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Service. The branch profits tax would not apply to such sales or exchanges.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in three cases: (i) if the Non-U.S.
Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S.
shareholders with respect to such gain, (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty), or (iii) if the Non-U.S. Shareholder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

    Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. The proposed Treasury regulations referred to under "Distributions from the Company--Ordinary Dividends," in general, would similarly require a Non-U.S. Shareholder to provide the form W-8 for dividends paid after December 31, 1997 to be exempt from backup withholding and information reporting.

    The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business (a "Foreign U.S. Connected Broker"), information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers. Under proposed Treasury regulations, a payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Service.

    These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Direct sales to investors may be  accomplished  through  subscription offerings  or  through  subscription rights distributed to the Company's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, the Company may sell such unsubscribed Offered Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, the Company may concurrently offer additional Offered Securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and schedule of Amli Residential Properties Trust as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that

KPMG Peat Marwick LLP audits and reports on financial statements of Amli Residential Properties Trust issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the Offered Securities offered pursuant to this Prospectus will be passed upon for the Company by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented and is currently representing the Company and certain of its affiliates.

[The inside back cover shows pictures of the following AMLI communities:

     AMLI at Gleneagles II in Dallas
     AMLI at Martha's Vineyard in Austin
     AMLI at Regents Center in Overland Park
     AMLI at Sope Creek IV in Atlanta
     AMLI at Aurora Crossing in Chicago
     AMLI at North Dallas in Dallas]

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    NO  DEALER, SALESMAN  OR OTHER  INDIVIDUAL HAS  BEEN AUTHORIZED  TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUN-DER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                     Page
                                                   ---------
Prospectus Supplement Summary....................        S-3
The Company......................................        S-7
Growth Strategies................................        S-7
Recent Developments..............................       S-11
Use of Proceeds..................................       S-14
Price Range of Common Shares and Distribution
  History........................................       S-15
Capitalization...................................       S-16
Selected Financial Information...................       S-17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............       S-20
The Communities..................................       S-25
Management.......................................       S-29
Underwriting.....................................       S-30
Safe Harbor Statement Under the Private
  Securities Litigation Reform Act of 1995.......       S-31
Experts..........................................       S-31
Legal Matters....................................       S-31

                                   Prospectus

Available Information.........................          2
Incorporation by Reference....................          2
The Company...................................          3
Use of Proceeds...............................          3
Shares of Beneficial Interest and Shareholder
  Liability...................................          3
Description of Common Shares..................          5
Description of Preferred Shares...............          7
Description of Securities Warrants............         12
Federal Income Tax Considerations.............         13
Certain United States Tax Considerations for
  Non-U.S. Shareholders.......................         22
Plan of Distribution..........................         24
Experts.......................................         25
Legal Matters.................................         26

                                2,500,000 SHARES

                                     [LOGO]

                                AMLI RESIDENTIAL
                                PROPERTIES TRUST

                                 COMMON SHARES

                                 --------------
                             PROSPECTUS SUPPLEMENT
                                NOVEMBER 5, 1996
                             ---------------------

                                LEHMAN BROTHERS
                           DEAN WITTER REYNOLDS INC.
                              MERRILL LYNCH & CO.
                            EVEREN SECURITIES, INC.

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